Exhibit 4.4

EXECUTION COPY

SUBSCRIPTION AGREEMENT

AMONG

CHINA SUNERGY CO., LTD.,

THE INVESTORS LISTED HEREIN ON SCHEDULE 1

and

THE GUARANTORS LISTED HEREIN ON SCHEDULE 2

Dated September 17, 2006

TABLE OF CONTENTS

Page
Section 1 INTERPRETATION	2

Section 2 SUBSCRIPTION FOR SERIES C PREFERRED SHARES	8

Section 3 CONDITIONS PRECEDENT TO SUBSCRIPTION COMPLETION	8

Section 4 subscription COMPLETION AND POST-COMPLETION ACTIONS	11

Section 5 OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND subscription COMPLETION	14

Section 6 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	15

Section 7 confidentiality; RESTRICTION ON ANNOUNCEMENTS	16

Section 8 ACCESS	18

Section 9 EXPENSES	18

Section 10 TERMINATION	18

Section 11 NOTICES	19

Section 12 MISCELLANEOUS	21

Section 13 GOVERNING LAW AND ARBITRATION	22

Section 1 CORPORATE MATTERS	4

Section 2 AUTHORIZATION AND VALIDITY OF TRANSACTIONS	5

Section 3 LEGAL COMPLIANCE	6

Section 4 OPERATIONS	7

Section 5 ASSETS	8

Section 6 REAL PROPERTY	8

Section 7 INTELLECTUAL PROPERTY RIGHTS	10

Section 8 CONTRACTS AND TRANSACTIONS	12

Section 9 FINANCIAL MATTERS	13

Section 10 ENVIRONMENTAL ISSUES	14

2

Section 11 TAX, RECORDS AND RETURNS	15

Section 12 EMPLOYEES	16

Section 13 CLAIMS AND PROCEEDINGS	17

Section 14 EXCLUSIVITY OF REPRESENTATIONS	17

EXHIBIT D	1

SCHEDULES:

SCHEDULE 1	-	INVESTOR

SCHEDULE 2	-	GUARANTORS

SCHEDULE 3	-	PARTICULARS OF THE COMPANY, THE BVI SUBSIDIARY AND NJPV

SCHEDULE 4	-	COLLECTIVE WARRANTIES

SCHEDULE 5	-	INVESTOR WARRANTIES

SCHEDULE 6	-	FORM OF OPINION OF THE COMPANY’S CAYMAN ISLANDS COUNSEL

SCHEDULE 7	-	FORM OF OPINION OF THE COMPANY’S BVI COUNSEL

SCHEDULE 8	-	FORM OF OPINION OF THE COMPANY’S PRC COUNSEL

SCHEDULE 9	-	OWNED PROPERTIES

SCHEDULE 10	-	PERSONS SUBJECT TO OFFSHORE EMPLOYMENT AGREEMENT

SCHEDULE 11	-	PERSONS SUBJECT TO ONSHORE EMPLOYMENT AGREEMENT

SCHEDULE 12	-	CERTAIN INTELLECTUAL PROPERTY CONTRIBUTED BY ZHAO JIAN HUA AND WANG AI HUA

SCHEDULE 13	-	CEEG TRADEMARKS

SCHEDULE 14	-	MONTHLY MANAGEMENT REPORT

SCHEDULE 15	-	PROCEEDS ACCOUNT

SCHEDULE 16	-	RESTRUCTURING

3

EXHIBITS:

EXHIBIT A	-	FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT B	-	FORM OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT C	-	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D	-	FORM OF DISCLOSURE SCHEDULE

EXHIBIT E	-	FORM OF CEEG UNDERTAKING

4

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) made on the 17th day of September, 2006

AMONG:

(1)	CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the Cayman Islands, with its registered office located at the offices of Codan Trust Company (Cayman) Limited at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, Cayman Islands (the “Company” which term shall include, where appropriate, any Person (as defined below) controlled directly or indirectly by the Company including the BVI Subsidiary (as defined below));

(2)	THE INVESTORS (as defined below) as listed in Schedule 1 hereto; and

(3)	THE GUARANTORS (as defined below) as listed in Schedule 2 hereto.

RECITALS:

(A)	The Company is a limited liability company organized and existing under the laws of the Cayman Islands. Shortly after its incorporation, the Company owned, as a result of a Share Swap (as defined below), a wholly-owned subsidiary, China Sunergy Co., Ltd., a business company incorporated in the British Virgin Islands (the “BVI Subsidiary”);

(B)	In April and May of 2006, the BVI Subsidiary allotted and issued Series A Preferred Shares and Series B Preferred Shares to certain investors in the Series A Transaction and Series B Transaction (both as defined below), respectively;

(C)	As part of a recent corporate restructuring in August 2006, the Company, through a share swap transaction (the “Share Swap”), acquired all issued and outstanding shares of the BVI Subsidiary and made the latter its wholly owned subsidiary. In implementing the Share Swap, the BVI Subsidiary’s existing shareholders sold all of their shares (including Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares (all as defined below)) of the BVI Subsidiary to the Company in exchange for the same percentage of the total issued share capital of the Company on an as converted basis as it held in the BVI Subsidiary prior to the Share Swap, with each shareholder being issued shares in the Company of the same type and class of securities as it held in the BVI Subsidiary prior to the Share Swap;

(D)	Concurrently with the Share Swap, the BVI Subsidiary assigned all of its rights and transferred all of its obligations, including those under the Series A Transaction and the Series B Transaction, to the Company, pursuant to that certain Agreement for the Transfer and Assumption of Obligations under the Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement, dated August 29, 2006; and

(E)	The Company and the Guarantors desire that the Company allot and issue to the Investors, and the Investors desire to subscribe for, preferred redeemable convertible Series C shares of the Company upon the terms and subject to the conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a natural person, any other person that is directly or indirectly controlled by such the Subject Person or is a spouse, parent, grandparent, child or grandchild of the Subject Person and (ii) in the case of a Subject Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of at least 50% of the shares in issue or other equity interests of such person, (y) possession directly or indirectly of at least 50% of the voting power of such person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended Offshore Employment Agreement” means the Amended Employment Agreement, in the form reasonably satisfactory to the Investors, to be entered into by the Company and certain employees of the Company listed on Schedule 10.

“Amended Onshore Employee Agreement” means the Amended Employment Agreement, in the form reasonably satisfactory to the Investors, to be entered into by NJPV and certain employees of NJPV listed on Schedule 11.

“Associate” has the meaning attributed to such term in Section 1.01 of Chapter 1 of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited.

“Basic Documents” means this Agreement, the Shareholders’ Agreement, the Second Restated Articles and the Registration Rights Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day on which banks are open for business in Hong Kong, New York and the PRC.

“CEEG” means China Electronic Equipment Co., Ltd., a limited liability company organized and existing under the laws of the PRC.

“Charter Documents” means, in the case of the Company and the BVI Subsidiary, the Memorandum and Articles of Association of the Company and the BVI Subsidiary, as applicable, in the case of NJPV, the articles of association of NJPV, and in the case of any other Subsidiary, the articles of association of such Subsidiary or similar documents.

“Collective Warranties” means the representations, warranties and undertakings of the Company and the Guarantors set forth in Schedule 4.

“CS” means Credit Suisse Private Equity Partners Asia, L.P., a limited partnership registered in the Cayman Islands, with its registered address at c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, S. Church Street, George Town, Grand Cayman, Cayman Islands.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interest.

“Establishment Date” means the date on which NJPV first obtained its business license from SAIC.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange.

“Group” means the Company, the BVI Subsidiary, NJPV and the Subsidiaries, and “Group Member” means any of them.

“Guarantors” means all the persons set forth in Schedule 2.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards and interpretations thereof approved by the International Accounting Standards Board, including International Accounting Standards and interpretations thereof.

“Intellectual Property” means all patents, trademarks, technology, service marks, registered designs, domain names and utility models, copyrights, inventions, Confidential Information, brand names, database rights and business names and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Investor Warranties” means the representations, warranties and undertakings of the Investors set forth in Schedule 5.

“Investors” means the persons set forth in Schedule 1. For the purposes of this Agreement and other Basic Documents, OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. shall be viewed as one investor unless the context requires or indicates otherwise.

“NJPV” means CEEG (Nanjing) PV-Tech Co., Ltd., the particulars of which are set forth in Schedule 3 to this Agreement.

“Ordinary Shares” means the ordinary shares, par value US$0.01 in the capital of the Company.

“OZ” means OZ Master Fund, Ltd., a Cayman Islands exempted company, OZ Asia Master Fund, Ltd., a Cayman Islands exempted company and OZ Global Special Investments Master Fund, L.P., a Cayman Islands limited partnership, each with its registered address at c/o Goldman Sachs (Cayman) Trust, Ltd. Harbour Centre, P.O. Box 896, George Town, Grand Cayman, Cayman Islands.

“Party” means any signatory or the signatories to this Agreement.

“Person” means any individual, firm, corporation, partnership, company, trust, association, joint venture, government (or agency or political subdivision thereof) or other entity of any kind, whether or not having separate legal personality and shall, where the context permits, include such person’s, executors, administrators, legal representatives and permitted successors and assignors.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Taiwan and the Hong Kong and Macau Special Administrative Regions.

“Proceeds” means proceeds of the Consideration paid by the Investors to the Company upon Subscription Completion.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among the Company, the Series A Investor, the Series B Investors and the Investors in the form of Exhibit C hereto.

“Related Party” means (i) any Substantial Shareholder, director or Senior Officer of any Group Member, and (ii) any Associate of any Substantial Shareholder, director or Senior Officer of any Group Member. For the avoidance of doubt, CS or its assignee or successor shall not be deemed as a Related Party under this Agreement or any other Basic Documents.

“Restructuring” means the steps as contemplated in Schedule 16.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAIC” means the State Administration of Industry and Commerce of the PRC or its relevant local branch as appropriate to the context.

“Second Restated Articles” means the second amended and restated Memorandum and Articles of Association of the Company, in the form of Exhibit B, to be adopted by the Company prior to Subscription Completion.

“Series A Investor” means PraxCapital Fund II, L.P., a limited partnership organized under the laws of the Cayman Islands.

“Series A Preferred Shares” means the series A redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the BVI Subsidiary, which have been exchanged in the Share Swap for series A redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series A Proceeds” means the aggregate proceeds received by the BVI Subsidiary from the Series A Investor upon consummation of the Series A Transaction, in the amount of US$10,000,000.

“Series A Transaction” means the purchase by the Series A Investor from the BVI Subsidiary and its then existing shareholders of 128,473 Series A Preferred Shares for an aggregate consideration of US$13,110,400 and related transactions

“Series A Transaction Documents” means the Warrant Purchase Agreement entered into on and as of March 8, 2006 by and among the Series A Investor, the BVI Subsidiary, NJPV and the other parties thereto, the Loan Agreement entered into as of March 8, 2006 by and between the BVI Subsidiary and NJPV, and other agreements and documents contemplated therein, pursuant to which the Series A Transaction is to be consummated.

“Series B Completion Date” means the date on which the Series B Transaction was completed.

“Series B Investors” means Exuberance Investment Limited, a limited partnership organized under the laws of the British Virgin Islands, Gersec Trust Reg., a trust enterprise organized under the laws of Liechtenstein and China Environment Fund 2004, LP, a limited partnership organized under the laws of the Cayman Islands.

“Series B Preferred Shares” means the series B redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the BVI Subsidiary, which have been exchanged in the Share Swap for series B redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series B Transaction” means the purchase by the Series B Investors of 239,051 Series B Preferred Shares for an aggregate consideration of US$27,999,948 and related transactions.

“Series B Transaction Documents” means the Share Subscription Agreement entered into on and as of April 4, 2006 by and among the Series B Investors, the BVI Subsidiary and the other parties thereto and other agreements and documents contemplated therein, pursuant to which the Series B Transaction is to be consummated.

“Series C Preferred Shares” means the series C redeemable convertible preferred shares, par value US$0.01 per share, in the capital of the Company.

“Series C Transaction” means the purchase by the Investors of 69,010 Series C Preferred Shares (or such number of Subscribed Shares as adjusted in accordance with Section 5.3 where applicable) for an aggregate consideration of US$20,000,000 and all related transactions.

“Shareholders’ Agreement” means the Shareholders’ Agreement, in the form of Exhibit A, to be entered into by the Company, the Investors and the other parties listed therein.

“Subscribed Shares” means such number of Series C Preferred Shares to be subscribed by the Investors pursuant to Section 2.1 (as adjusted in accordance with Section 5.3 where applicable).

“Subscription Completion” means the completion of the subscription of the Subscribed Shares by the Investors.

“Subsidiary” means any other Person in which the Company directly or indirectly holds a majority of the ownership interests, or a majority of the voting power, represented by the Equity Securities of such Person, or the Company controls the appointment of a majority of the members of the board of directors or other similar governing body of such Person.

“Substantial Shareholder” means a Person who owns of record or beneficially more than five percent of any class of the Company’s Equity Securities.

“Target Completion Date” means the date that is five business days after the date of this Agreement or such other date as may be agreed in writing by the Parties.

“US$” or “US Dollars” means United States Dollars, the lawful currency of the United States of America.

“Warranties” means the Collective Warranties and the Investor Warranties.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section

“Additional Issue”	Section 5.3
“Agreement”	Preamble
“Cayman Islands”	Preamble
“Centre”	Section 13.2(b)
“Company”	Preamble
“Completion Date”	Section 4.2(a)
“Completion Notice”	Section 4.2(a)
“Completion Notice Date”	Section 4.2(a)
“Confidential Information”	Section 7.1
“Dilutive Event”	Section 5.3
“Dispute”	Section 13.2(b)
“Proceeds Account”	Section 4.1(b)
“Purchase Price”	Section 2.1
“Representatives”	Section 7.1
“Unfulfilled Conditions”	Section 4.2(b)

1.3	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	Share Calculations. In calculations of share numbers, (i) references to a “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (ii) references to a “non-diluted basis” mean that the calculation is to be made taking into account only Ordinary Shares then in issue.

(b)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(c)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(d)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(e)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(f)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including the Act, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(g)	Successor. References to any government ministry, agency, department or authority shall be construed as references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(h)	References to Documents. References to this Agreement include the Schedules and the Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibits, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(i)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form.

SECTION 2

SUBSCRIPTION FOR SERIES C PREFERRED SHARES

2.1	Series C Transaction. Upon the terms and subject to the conditions of this Agreement, each Investor hereby subscribes for, and the Company agrees to allot and issue to each Investor at Subscription Completion such number of Series C Preferred Shares as set forth opposite each Investor’s name in Schedule 1 hereto, which number being equal to the quotient of (i) consideration as set forth opposite each Investor’s name in Schedule 1 (the “Consideration”) divided by (ii) a price per Subscribed Share of US$289.8162 (the “Purchase Price”), as adjusted in accordance with Section 5.3 where applicable. The price per Subscribed Share is predicated on the assumption that the total issued share capital of the Company on a fully diluted basis (including all shares, issuable upon exercise of any and all warrants, options and other convertible instruments issued by the Company and all shares issuable pursuant to the Series A Transaction Documents, the Series B Transaction Documents and the Basic Documents) shall be 1,412,964 shares immediately prior to Subscription Completion.

2.2	Consideration. Subject to Section 9 and the other terms and conditions of this Agreement, each Investor shall pay its respective Consideration for its Series C Preferred Shares at Subscription Completion by means of wire transfer to a bank account designated by the Company in accordance with Section 4.1(b).

SECTION 3

CONDITIONS PRECEDENT TO SUBSCRIPTION COMPLETION

3.1	Conditions Precedent to Obligations of the Investor. The obligation of each Investor to complete the subscription for its Subscribed Shares is subject to the fulfillment, prior to or simultaneously on the Completion Date (or at the time specified below), of the following conditions, any one or more of which may be waived by that Investor:

(a)	each of the persons listed in Schedule 10 hereto having entered into an Amended Offshore Employment Agreement;

(b)	each of the other Basic Documents having been duly executed by the parties thereto other than the Investors;

(c)	the OZ Observer and CS Observer (as defined in the Shareholders’ Agreement) have been respectively appointed to the Board;

(d)	the Collective Warranties remaining true and correct on the Completion Date as provided in Section 6.4;

(e)	the existing shareholders of the Company having waived any pre-emptive rights such shareholders may have in respect of the issue of the Subscribed Shares;

(f)	the Company and the Guarantors having performed and complied with all agreements, obligations and conditions contained in the Basic Documents that are required to be performed or complied with by them on or before the Completion Date;

(g)	the Company and the shareholders of the Company having duly attended to and carried out all corporate procedures that are required under the laws of the Company’s jurisdiction of incorporation in connection with the Basic Documents and the transactions contemplated thereby, including without limitation:

(i)	approval by the Board and, to the extent required by the Company Charter Documents or applicable law, the shareholders of the Company of the execution, delivery and performance by the Company of the Basic Documents, the allotment and issuance of the Subscribed Shares and the other transactions contemplated by the Basic Documents to which the Company is a party or which require approval by the Board or the shareholders of the Company; and

(ii)	adoption of the Second Restated Articles by all necessary action of the Board and the shareholders of the Company and due filing of the Second Restated Articles with the Registrar of Companies of the Cayman Island;

(h)	CEEG having executed a written undertaking, in substantially the form attached hereto as Exhibit E, that CEEG will continue to guarantee any and all of NJPV’s loan facilities existing as of the Completion Date for at least one year after the Series B Completion Date;

(i)	all relevant consents, approvals and filings having been duly obtained or made;

(j)	there having been since the date of this Agreement (i) no material adverse change in the business, operations, properties, financial position (including without limitation any material increase in provisions), prospects or condition of the Group other than any changes caused by worldwide, national or local economic conditions that impact all industries generally, and (ii) no material change in any relevant laws, regulations or policies in any of the jurisdictions in which any Group Member does business (whether coming into effect prior to, on or after the Completion Date) that materially and adversely affects or is reasonably expected to materially and adversely affect the Group;

(k)	the Company having delivered to each of the Investors a certificate, dated the Completion Date and signed by an executive officer of the Company, certifying that the conditions set forth in Sections 3.1(a) to 3.1(j) have been satisfied;

(l)	each of the Investors having received all such counterpart originals and certified or other copies of all documents incident to the procedures referred to in Section 3.1(g) as it may reasonably request, including without limitation each of the following, certified by an executive officer of the Company as true, complete and correct copies as of the Completion Date:

(i)	a copy of the resolutions (and all attachments thereto) described in Section 3.1(g);

(ii)	a copy of all items described in Section 3.1(i);

(iii)	a copy of the register of members of the Company as at the Completion Date;

(m)	each Investor having received an opinion from Conyers Dill & Pearman, Cayman Islands counsel to the Company, dated as of the Completion Date, in substantially the form attached as Schedule 6 hereto and reasonably acceptable to each Investor;

(n)	each Investor having received an opinion from Conyers Dill & Pearman, the British Virgin Islands counsel to the Company, dated as of the Completion Date, in substantially the form attached as Schedule 7 hereto and reasonably acceptable to each Investor;

(o)	each Investor having received an opinion from Capitallaw & Partners, PRC counsel to the Company, dated as of the Completion Date, in substantially the form attached as Schedule 8 hereto and reasonably acceptable to each Investor; and

(p)	the Ordinary Shares issuable on conversion of the Series C Preferred Shares shall have been duly authorized and reserved for issuance upon such conversion.

3.2	Conditions Precedent to Obligations of the Company. The obligation of the Company to complete the issuance of the relevant Subscribed Shares to each Investor is subject to the fulfillment, prior to or simultaneously at the relevant Subscription Completion, of the following conditions, any of which may be waived by the Company:

(a)	the Investor Warranties remaining true and correct on the Completion Date with respect to that Investor;

(b)	such Investor having performed and complied with all of its obligations under the Basic Documents that are required to be performed or complied with by it on or before the Completion Date, and not otherwise being in material default under any of the provisions of this Agreement;

(c)	such Investor having carried out and attended to all the relevant corporate procedures that are required under laws of its jurisdiction of incorporation in order to complete the transaction contemplated hereby; and

(d)	each of the Basic Documents having been duly executed by such Investor, in each case to the extent it is a party thereto.

3.3	Bring Down of Conditions Precedent. For the avoidance of doubt, the conditions precedent set forth in Section 3.1 must be met or waived by the relevant Investor on the Completion Date in accordance with Section 4, and the conditions precedent set forth in Section 3.2 must be met or waived by the Company on the Completion Date in accordance with Section 4.

SECTION 4

SUBSCRIPTION COMPLETION AND POST-COMPLETION ACTIONS

4.1	Actions at Subscription Completion. At Subscription Completion,

(a)	the Company shall:

(i)	allot and issue to each Investor its respective Subscribed Shares as set forth in Schedule 1 hereto;

(ii)	duly register the respective Subscribed Shares in the name of each Investor, in the Company’s register of members;

(iii)	deliver to each Investor or its custodian as directed a share certificate for its relevant Subscribed Shares, duly completed in the name of such Investor; and

(iv)	deliver to each Investor a receipt for the Consideration paid by such Investor;

(b)	each Investor shall pay the Consideration by wire transfer to a bank account of the Company opened at a bank located outside of the PRC (which for purposes of this Section 4.1(b) shall not include Hong Kong or Taiwan) whose authorized signatories shall include Mr. Lu Tingxiu (the “Proceeds Account”, the detailed information of which account is set forth in Schedule 15); and

(c)	each of the parties to the Shareholders’ Agreement shall execute and deliver each of the Basic Documents, to the extent that they have not been previously executed and delivered.

4.2	Time of Subscription Completion.

(a)	Upon the satisfaction or waiver of the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent set out in Sections 3.1(d), (j), (k), (l), (m), (n), (o) and Sections 3.2(a) and (b) which by their terms cannot be fulfilled until Subscription Completion) by the Company or the relevant Investor, as applicable, the Company shall notify each Investor via facsimile, or another method of instantaneous communication whereby the receipt of notice can be readily verified, of its intention to effect Subscription Completion (the “Completion Notice”) on the date (the “Completion Date”) that is three Business Days after the date of the receipt of Completion Notice by all Investors (the “Completion Notice Date”).

(b)	To the extent that any condition in Section 3.1 has not been fulfilled as of the Target Completion Date (each such condition an “Unfulfilled Condition”), each Investor may:

(i)	terminate this Agreement in accordance with Section 10.2(a); or

(ii)	proceed to Subscription Completion on the condition that the Company and the Guarantors will cause those of the Unfulfilled Conditions selected by the relevant Investor to be fulfilled within 45 Business Days after the Completion Date.

(c)	Should the relevant Investor fail to inform the Company of its decision under Section 4.2(b) within three Business Days after the Target Completion Notice Date, the Company may terminate this Agreement in accordance with Section 10.2(a).

(d)	Subscription Completion shall take place on the Completion Date, at 5 pm, Hong Kong time, or at such other time and place as the Parties may agree.

4.3	Efforts to Fulfill Subscription Completion Conditions. The Parties shall use all reasonable efforts to ensure that all conditions set forth in Section 3.1 shall be fulfilled by the Target Completion Date.

4.4	Post-Completion Covenants. The Guarantors and the Company covenant, jointly and severally, to:

(a)	cause the Proceeds to be contributed to NJPV as NJPV’s outstanding increased registered capital as promptly as commercially practicable;

(b)	cause those Unfulfilled Conditions selected by each of the Investors pursuant to Section 4.2(b)(ii) to be fulfilled within 45 Business Days after the Completion Date;

(c)	cause a trademark license agreement to be entered into between CEEG and NJPV, pursuant to which CEEG will license its Chinese trademark set forth on Schedule 13 hereto to NJPV on terms reasonably acceptable to the Series A Investor, the Series B Investor and the Investors;

(d)	cause each of the persons listed in Schedule 11 hereto to enter into an Amended Onshore Employment Agreement within 15 Business Days after the Completion Date;

(e)	cause NJPV to obtain the building ownership certificate with respect to the research and development building, the multi-functional building and the solar cell workshop with the total area of 14,087.59 square meters as permitted to be constructed under the Work Permit for Construction Project issued to NJPV by Nanjing Jingning District Construction Bureau on November 18, 2004 within 10 Business Days after the Completion Date, duly issued by the relevant PRC Governmental Authorities and fully attesting to NJPV’s lawful rights to use the said structures;

(f)	cause each of Mr. Lu Tingxiu, Ms. Huang Yingchun and Mr. Xu Chengrong to use his or her best efforts to submit an application for amendment registration in respect of his or her overseas investments and the Share Swap from the relevant local offices of State Administration of Foreign Exchange required pursuant to the “Notice of the State Administration of Foreign Exchange on Relevant Issues of Foreign Exchange Administration in Connection with the Financing and Return Investment by Onshore Residents via Offshore Special Purposes Vehicles” (Hui Fa [2005] No.75) promulgated by SAFE on October 21, 2005 as such may be modified, re-enacted or replaced from time to time, and shall procure that each of Mr. Lu Tingxiu, Ms. Huang Yingchun and Mr. Xu Chengrong shall complete and obtain such registrations in accordance with all applicable requirements and to the Investors’ reasonable satisfaction in each case within one year following the Completion Date; and

(g)	cause the outstanding Restructuring steps including the advancement of the Xinde Proceeds (as defined in Schedule 16 hereto) to NJPV as an entrustment loan and the waiver of such loan or such other alternative method to inject the Xinde Proceeds to NJPV without recourse to NJPV or any other Person and in a manner not prejudicial to NJPV as may be agreed by the Company, the BVI Subsidiary, NJPV and the Series B Investors as contemplated in items 12 to 14 as set out in Schedule 16 hereto to be duly completed within 2 months after the Completion Date.

SECTION 5

OBLIGATIONS OF THE COMPANY BETWEEN EXECUTION AND

SUBSCRIPTION COMPLETION

5.1	Notices of Breaches. From the date hereof through to the Completion Date, the Company shall, and shall procure all Group Members to, conduct its business in a manner, and shall otherwise use all reasonable efforts, so as to ensure that the Collective Warranties shall continue to be true and correct on and as of the Completion Date as if made on and as of the Completion Date. Each of the Company and Guarantors shall give each Investor prompt notice of any event, condition or circumstance occurring from the date hereof until the Completion Date that would constitute a violation or breach of any Collective Warranty if such Collective Warranty were made as of any date from the date hereof until the Completion Date, or that would constitute a violation or breach of any terms and conditions contained in this Agreement.

5.2	Restrictions on Actions Between Signing and Subscription Completion. The Company shall not, and the Company and the Guarantors shall jointly and severally procure that none of the other Group Members shall, without the prior written consent of each Investor, conduct any of the following actions in respect of itself from the date hereof through the Completion Date, other than pursuant to the Series A Transaction Documents, the Series B Transaction Documents, this Agreement or other Basic Agreements:

(a)	sell or otherwise dispose of any material part of its assets (or any interest therein) or contract to do so;

(b)	unless permitted under the terms of this Agreement, appoint any additional directors or otherwise change its key management or personnel;

(c)	change its auditors;

(d)	amend its Charter Documents, except for the adoption of the Second Restated Articles;

(e)	change its financial year end;

(f)	acquire assets with an aggregate value exceeding US$750,000 (or any interest therein) or contract to do so, other than in the ordinary course of its business;

(g)	enter into any arrangement, contract or agreement with any Related Party except on an arm’s length basis and in the ordinary course of business;

(h)	borrow any money from any Related Party except where such loan is unsecured and interest free or such loan subsists at the date of this Agreement;

(i)	lend any money or give any guarantee or indemnity in favor of any party in respect of the performance or obligations of any Related Party or give any financial assistance in any way to any Related Party;

(j)	declare, pay or make any dividend or distribution; or

(k)	issue any securities of any kind other than as permitted pursuant to this Agreement, but subject to Section 5.3.

5.3	Adjustment. In the case of any issue of shares or other Equity Securities convertible or exchangeable into Ordinary Shares to any Person other than the Series C Shareholders pursuant to the Series A Transaction Documents, the Series B Transaction Documents or the Basic Documents with respect to which issue the Series C Shareholders are not otherwise entitled or pursuant to any earnings adjustment in respect of the Series A Conversion Price or the Series B Conversion Price under Clause 10.11(d)(iii) of the Second Restated Articles on or after the date of this Agreement (each such issue or adjustment, a “Dilutive Event”) up to Subscription Completion, the Company shall allot and issue to each Investor, and each Investor hereby agrees to subscribe for, such additional number of Series C Preferred Shares as would, together with the number of Series C Preferred Shares agreed to be subscribed for by, and allotted and issued to, each Investor pursuant to Section 2.1 prior to any adjustment, result in the proportion of issuable Ordinary Shares owned by each Investor upon Subscription Completion to the total issued and outstanding Ordinary Shares and issuable Ordinary Shares (in each case, on a as-converted and fully diluted basis) being the same as such proportion each Investor would have owned upon Subscription Completion without such Dilutive Event. Any additional Series C Preferred Shares to be allotted and issued to the Investors in accordance with this Section 5.3 shall be duly allotted and issued and credited as fully paid, non-assessable and free from any Encumbrance. The allotment and issue of such additional Series C Preferred Shares shall not require any additional consideration to be payable by the Investors.

5.4	Monthly Management Report. The Company covenants and agrees that it shall procure NJPV, from the date hereof through the Completion Date, to deliver to each Investor a management report in the form of Schedule 14 to this Agreement within 20 days after the end of each month.

SECTION 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Collective Warranties. The Company and the Guarantors, acting jointly and severally, hereby represent, warrant and undertake to each Investor in the terms set forth in Schedule 4 and acknowledge that each Investor in entering into this Agreement is relying on such representations, warranties and undertakings.

6.2	Investor Warranties. Each Investor hereby, severally but not jointly, represents, warrants and undertakes to the Company in the terms set forth in Schedule 5 with respect to itself and acknowledges that the Company in entering into this Agreement is relying on such representations, warranties and undertakings, provided that, OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. shall act jointly and severally in rendering any of the representations, warranties and undertakings in Schedule 5 as they apply to OZ.

6.3	Knowledge of Claims. The Collective Warranties are given subject to the matters fully and fairly disclosed in the Disclosure Schedule, but no other information relating to the Company, the shareholders of the Company or the Guarantors of which an Investor has actual or constructive knowledge, no other information relating to an Investor of which the Company or the Guarantors have actual or constructive knowledge and no investigation by or on behalf of an Investor, the Company or the Guarantors shall prejudice any claim made by any Investor or the Company with respect to each other or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against the Company, the Guarantors or an Investor that such Investor, the Company or the Guarantors, as the case may be, know or ought to have known or had constructive knowledge of any information (other than as disclosed in the Disclosure Schedule) relating to the circumstances giving rise to such claim.

6.4	Separate and Independent. The Collective Warranties and each Investor’s Warranties set forth in each paragraph of Schedule 4 and Schedule 5, respectively, shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

6.5	Bring-Down to Subscription Completion. The Warranties shall be deemed to be repeated as at Subscription Completion as if they were made on and as of such date and all references therein to the date of this Agreement were references to such date.

6.6	Survival of Warranties. All Warranties shall survive the execution and delivery of this Agreement for a period of 24 months.

SECTION 7

CONFIDENTIALITY; RESTRICTION ON ANNOUNCEMENTS

7.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors and Affiliates and the respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors of each such Affiliate (collectively, “Representatives”) who have received or will receive Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the relevant Investor and the concerned Party or use any Confidential Information in such manner that is detrimental to the relevant Investor or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 7.1 means, (a) any information concerning the organization, business, technology, finance, transactions or affairs of any Party or any Guarantor or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement and the terms of any of the other Basic Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or any Guarantor or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

7.2	Exceptions. The provisions of Section 7.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)	disclosure by a Party to a Representative; provided that such Representative (i) is under similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement;

(d)	disclosure by the Company to prospective investors in the Company who have entered into a confidentiality agreement with the Company in form and substance to the satisfaction of the Investors;

(e)	disclosure by an Investor to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific Confidential Information);

(f)	disclosure by an Investor to Persons reasonably determined by such Investor to be potential stockholders, limited partners, members or other investors in such Investor in any media, including without limitation in connection with any marketing materials distributed for or on behalf of such Investor, regarding the general status of its investment in the Company, including without limitation the name of the Company, a description of the business conducted by the Company and the actual or estimated return on investment realized by such Investor resulting from or relating to its investment in the Company; and

(g)	disclosure by CS to its assignee as permitted pursuant to Section 12.1 hereof.

7.3	Publicity. Except as required by law or by any Governmental Authority or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party.

SECTION 8

ACCESS

8.1	Access. Subject to Section 7.11(c) of the Shareholders’ Agreement, as from the date of this Agreement, the Company shall give to each Investor and its accountants, counsel and agents full access, upon reasonable prior notice and during normal business hours, to the premises and all the books and records of the Group Members and shall instruct the officers and employees of the Group Members to give promptly all information and explanations to each Investor or any such persons as each Investor may reasonably request, provided that the Investor agrees to keep confidential any information so obtained; provided further that each Investor may be excluded from access to any material, records or other information if the Company is prohibited from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure will jeopardize attorney-client privilege.

SECTION 9

EXPENSES

9.1	Expenses. Each Party shall bear its own costs and the expenses incurred in connection with the preparation and negotiation of this Agreement and the other Basic Documents.

9.2	Stamp Duties, Fees and Expenses. Any stamp duty, capital duty, fees or expenses payable to any Governmental Authority in connection with the issue and allotment of the Subscribed Shares pursuant to this Agreement shall be borne by the Company unless applicable laws require otherwise.

SECTION 10

TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective upon execution hereof by all of the Parties and shall continue in force until terminated in accordance with Section 10.2.

10.2	Events of Termination. This Agreement may be terminated as regards an Investor:

(a)	by election of that Investor pursuant to Section 4.2(b)(i) or by election of the Company pursuant to Section 4.2(c);

(b)	at any time on or prior to Subscription Completion, at the election of that Investor with respect to its subscription of its relevant Subscribed Shares, if the Company or any of the Guarantors has breached any Collective Warranty or any other material covenant or agreement of the Company or any of the Guarantors contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same;

(c)	at any time on or prior to Subscription Completion, at the election of the Company, if that Investor has breached any Investor Warranty, or any other material covenant or agreement of such Investor contained in this Agreement, which breach cannot be or is not cured within 30 days after being notified in writing of the same; or

(d)	at any time on or prior to the Subscription Completion, by mutual written consent of the Company and that Investor.

10.3	Effect of Termination. In the case of a termination pursuant to Section 10.2, none of the relevant Parties shall have any rights or claims against any of the other Parties, save for those that expressly survive termination of this Agreement in accordance with the provisions of Section 10.4.

10.4	Survival. If this Agreement is terminated in accordance with Section 10.2, it shall become void and of no further force and effect as among relevant parties, except for the provisions of Sections 7, 9, 10.3, 11 and 13; provided, however, that such termination shall, unless otherwise agreed by the relevant Parties, be without prejudice to the rights of any relevant Party in respect of a breach of this Agreement prior to such termination.

SECTION 11

NOTICES

11.1	Notices. Notices or other communications required to be given by any Party to any other Party pursuant to this Agreement shall be written in English and delivered by:

(a)	hand delivery or courier;

(b)	prepaid registered letter sent by first class mail (airmail if to an address in a country other than the country in which the sender is situated), return receipt requested; or

(c)	facsimile to the applicable Party at the address or facsimile number stated below:

(i) If to the Company:	123 Focheng West Road, Jiangning
Economic & Technical Development
Zone, Nanjing, PRC 211100
Facsimile: +86 (25) 5276-6882
Attn: Tingxiu Lu

with a copy to:

Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Facsimile: +852 2522-7006
Attn: David T. Zhang

(ii) If to OZ:	c/o Och-Ziff Capital Management Group, L.L.C.
9 West 57th St., 13th Floor
New York, NY 10019
Facsimile: +1 (212) 790-0077
Attn: Joel Frank
Copy to: Nicole Macarchuk

with a copy to:

Address: c/o Och-Ziff Capital
Management Hong Kong Limited
Suite 2003A, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2297-0818
Attn: Gabriel Fong

(iii) If to CS:	Credit Suisse Private Equity Partners Asia, L.P.
c/o M&C Corporate Services Limited
P.O. Box 309GT, Ugland House
S. Church Street, George Town
Grand Cayman, Cayman Islands

with copies to:

c/o Credit Suisse
45/F Two Exchange Square
8 Connaught Place
Central, Hong Kong
Facsimile: +852 2284-6529
Attn: Delia Lang, Legal and Compliance Department

and

Milbank, Tweed, Hadley & McCloy LLP
30 Raffles Place
#14-00 Caltex House
Singapore 048622
Facsimile: +65 6428-2500
Attn: David Zemans

or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Parties containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section.

11.2	Date of Delivery. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery with proof of such delivery;

(b)	Notices given in letter form shall be deemed effectively given on the fifth Business Day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third Business Day after delivery to an internationally recognized courier service; and

(c)	Notices given by facsimile shall be deemed effectively given on the first Business Day following the date of transmission as indicated on the transmission confirmation slip of the document in question.

SECTION 12

MISCELLANEOUS

12.1	Successors and Assignment. Without the written consent of the other Parties hereto, no Party shall be entitled to assign its rights under this Agreement, provided that CS shall have the rights, without consent from any other Party, to assign its rights and obligations under this Agreement and other Basic Documents to a special purpose vehicle formed or to be formed by CS primarily for the purposes of acquiring and holding the Series C Preferred Shares that CS intends to subscribe for hereunder.

12.2	Further Assurances. The Company, each Investor and each of the Guarantors shall and, so far as it is able, procure that any necessary third party shall, execute all such documents and take all actions necessary or appropriate to give effect to this Agreement and the other Basic Documents.

12.3	Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.4	Several Right and Liability. The rights, liability and obligations of the Investors under this Agreement shall be several and not joint and several. For the avoidance of doubt, for the purpose of this clause, the rights, liability and obligations of OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P., shall be joint and several and the rights, liability and obligations between CS and OZ shall be several but not joint and several.

12.5	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by the Company and the Investors.

12.6	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

12.7	Consent to Specific Performance. The Parties declare that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Party has an adequate remedy at law.

SECTION 13

GOVERNING LAW AND ARBITRATION

13.1	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

13.2	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Parties a written request for such consultation stating specifically the nature of the Dispute. If within 30 days following the date on which such notice is received the Dispute has not been resolved, the Dispute shall be submitted to and finally resolved by arbitration by a Party (the “Claimant”) given written notice to the other Parties (together, the “Respondents”).

(b)	The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre (the “Centre”).

(c)	There shall be three arbitrators. The Claimant shall appoint one arbitrator and the Respondent shall appoint one arbitrator. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within 30 days after the appointment of the later of the two Party-appointed arbitrators, the Centre, which shall act as the appointing authority, shall make the appointment.

(d)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 13.2, upon agreement by the Centre as provided in the rules of the Centre, the provisions of this Section 13.2 shall prevail.

(e)	Each Party shall cooperate with the other Parties in making full disclosure of and providing complete access to all information and documents requested by the other Parties in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(f)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(g)	Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 11. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.

(h)	Without prejudice to the provisions contained in this Section 13.2, in order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

13.3	During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue their implementation of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE COMPANY:

CHINA SUNERGY CO., LTD.

By:	/s/ Tingxiu Lu
Name:	Tingxiu Lu
Title:	Director

THE INVESTORS

OZ MASTER FUND, LTD.

By:	OZ Management, L.L.C.,
its Investment Manager

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

OZ ASIA MASTER FUND, LTD.

By:	OZ Management, L.L.C.,
its Investment Manager

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By:	OZ Advisors, L.L.C., its General Partner

By:	Och-Ziff Associates, L.L.C., its Managing Member

By:	/s/ Joel M. Frank
Name:	Joel M. Frank
Title:	Chief Financial Officer

CREDIT SUISSE PRIVATE EQUITY PARTNERS ASIA, L.P.

By:	Credit Suisse First Boston (Cayman) Management Limited, its General Partner

By:	/s/ Heath Zarin
Name:	Heath Zarin
Title:	Authorized Signatory

THE GUARANTORS:

LU, TINGXIU

/s/ LU, TINGXIU

Address:	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

HUANG, YINGCHUN

/s/ HUANG, YINGCHUN

Address:	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

ZHAO, JIANHUA

/s/ ZHAO, JIANHUA

Address:	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

ZHANG, FENGMING

/s/ ZHANG, FENGMING

Address:	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

WANG, AIHUA

/s/ WANG, AIHUA

Address:	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

SCHEDULE 1

INVESTORS

Name of Investor	Series C Preferred Shares Subscribed	Consideration Paid
OZ Master Fund, Ltd.	18,517 Shares	US$	5,366,468.63

OZ Asia Master Fund, Ltd.	20,094 Shares	US$	5,823,503.84

OZ Global Special Investments Master Fund, L.P.	2,795 Shares	US$	810,027.53

OZ Total	41,406 Shares	US$	12,000,000

Credit Suisse Private Equity Partners Asia, L.P.	27,604 Shares	US$	8,000,000

SERIES C TOTAL	69,010 Shares	US$	20,000,000

SCHEDULE 2

GUARANTORS

Name	Address
Lu, Tingxiu	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC

Huang, Yingchun	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

Zhao, Jianhua	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

Zhang, Fengming	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

Wang, Aihua	123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing, PRC 211100

SCHEDULE 3

PARTICULARS OF THE COMPANY, THE BVI SUBSIDIARY AND NJPV

PART A - COMPANY

1. Registered office	:	The offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies

2. Date of incorporation	:	August 4, 2006

3. Place of Incorporation	:	the Cayman Islands

4. Directors	:	Lu, Tingxiu; Zhao, Jianhua; Yin, Guangyou; Zhang, Fengming; Guo, Shiliang; Guo, Hongjian; Mark Qiu; Fernando R. Vila.

5. Secretary	:	Company Incorporations Asia Limited

6. Share Capital	:	Authorized 5,000,000 shares of par value US$0.01 each, comprising Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Ordinary Shares

7. Auditors	:	Deloitte & Touche Tohmatsu

8. Financial Year End	:	December 31

9. Shareholders	:

(1) As of the date hereof:

	Shares	%
Ordinary Share
Lu Tingxiu BVI (Elite Shine)	391,842	27.73%
Huang Yingchun BVI (Smooth King)	212,958	15.07%
Zhao Jianhua / Wang Aihua BVI (Brightest Power)	203,040	14.37%
Zhang Fengming BVI (Luck Great)	97,200	6.88%
Xu Chengrong BVI (Talent Day)	86,400	6.11%
Deutsche Bank	54,000	3.82%
Total Common	1,045,440	73.99%

Option & Warrant

Total option & warrant	0	0
Series A preferred shares
PraxCapital Fund	128,473	9.09%
Total Series A	128,473	9.09%

Series B preferred shares
Exuberance Investment Limited	192,095	13.60%
Gersec Trust Reg.	21,344	1.51%
China Environment Fund 2004 LP	25,613	1.81%
Total Series B	239,051	16.92%

Reserved for ESOP		0.00%

fully diluted post Series B	1,412,964	100.00%

(2) On and post completion of the Series C Transaction:

	Shares	%
Ordinary Share
Lu Tingxiu BVI (Elite Shine)	391,842	26.44%
Huang Yingchun BVI (Smooth King)	212,958	14.37%
Zhao Jianhua / Wang Aihua BVI (Brightest Power)	203,040	13.70%
Zhang Fengming BVI (Luck Great)	97,200	6.56%
Xu Chengrong BVI (Talent Day)	86,400	5.83%
Deutsche Bank	54,000	3.64%
Total Common	1,045,440	70.54%

Option & Warrant

Total option & warrant	0	0

Series A preferred shares
PraxCapital Fund	128,473	8.67%
Total Series A	128,473	8.67%

Series B preferred shares
Exuberance Investment Limited	192,095	12.96%
Gersec Trust Reg.	21,344	1.44%
China Environment Fund 2004 LP	25,613	1.73%
Total Series B	239,051	16.13%

Series C preferred shares
OZ Master Fund, Ltd.	18,517	1.25%
OZ Asia Master Fund, Ltd.	20,094	1.36%
OZ Global Special Investments Master Fund, L.P.	2,795	0.19%
Credit Suisse Private Equity Partners Asia, L.P.	27,604	1.86%
Total Series C	69,010	4.66%

Reserved for ESOP		0.00%

fully diluted post Series C	1,481,974	100.00%

PART B – BVI Subsidiary

1. Registered office	:	The office of Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands

2. Date of incorporation	:	January 27, 2006

3. Incorporation Number	:	1007838

4. Place of Incorporation	:	the British Virgin Islands

5. Directors	:	Lu, Tingxiu; Zhao, Jianhua; Yin, Guangyou; Zhang, Fengming; Guo, Shiliang; Guo, Hongjian; Mark Qiu; Fernando R. Vila.

6. Secretary	:	Company Incorporations Asia Limited

7. Share Capital	:	Authorized 50,000 shares of par value US$1.00 each

8. Auditors	:	Deloitte & Touche Tohmatsu

9. Financial Year End	:	December 31

10. Shareholders	:

As of the date hereof and post completion of the Series C Transaction:

	Shares	%
Ordinary Share
China Sunergy Co., Ltd.	1,045,440	73.99%
Total Ordinary Shares	1,045,440	73.99%

Option & Warrant

Total option & warrant	0

Series A Preferred Shares
China Sunergy Co., Ltd.	128,473	9.09%

Total Series A	128,473	9.09%

Series B Preferred Shares
China Sunergy Co., Ltd.	239,051	16.92%

Total Series B Preferred Shares	239,051	16.92%

Reserved for ESOP		0.00%

Total	1,412,964	100.00%

PART C – NJPV

1. Registered office:	No. 88 Shengtai Road, Nanjing City, Jiangsu Province, the PRC

2. Date of incorporation:	August 2, 2004

Incorporation Number:	Qi He Su Ning Zong Zi No. 007228

3. Directors:	Lu, Tingxiu; Zhao, Jianhua; Yin, Guangyou; Zhang, Fengming; Guo, Shiliang; Guo, Hongjian; Mark Qiu; Fernando R. Vila.

4. Secretary:	N/A

5. Registered Capital:	US$60,800,000.00

6. All outstanding equity holders of NJPV and the amount of equity interest held by each such equity interest holder as of Date Hereof:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)	Notes
60,800,000.00	BVI Subsidiary	100%

7. Auditors:	(A) Yang Zhong Zheng Xin Accounting Firm

(B) Deloitte & Touche Tohmatsu

8. Financial Year End:	December 31

SCHEDULE 4

COLLECTIVE WARRANTIES

Definitions and Interpretations

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Accounts” means (i) the audited consolidated accounts of the Group for the twelve months period ended December 31, 2005, prepared in accordance with the requirements of IFRS, as audited by Deloitte & Touche and (ii) the reviewed consolidated accounts of the Group for the six months period ended June 30, 2006, prepared in accordance with the requirements of IFRS, as reviewed by Deloitte & Touche, copies of which are annexed hereto and initialed by the Parties for purposes of identification.

“Accounts Date” means December 31, 2005.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including without limitation all rights in respect of Contracts, all Intellectual Property and Equipment, but excluding rights in respect of real property.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, which are currently subsisting and not be terminated or completed.

“Current Properties” means all land and premises currently used by any Group Member or under the present ownership, occupation, construction or control of any Group Member and shall include the Properties.

“Development Control Laws” includes any Law from time to time in effect relating to or regulating town and country planning, building, development and/or use of property.

“Disclosed” means fully and fairly disclosed by the Company in this Schedule 4 and in the Disclosure Schedule.

“Disclosure Schedule” means the disclosure schedule to be provided by the Company to the Investors on even date herewith in the form satisfactory to the Investors and attached hereto as Exhibit D.

“Encumbrance” means (i) any mortgage, charge, pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

“Environment” means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

“Environmental Laws” means all and any Laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances.

“Environmental License” means any Permit, that may be required by any Environmental Law.

“Equipment” means all the plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and accessories and other tangible assets.

“Financial Encumbrances” include any Encumbrance granted or agreed to be granted over or in respect of the Owned Property.

“Former Properties” means all land and premises previously used by any Group Member or previously owned, occupied, controlled or developed by any Group Member and shall exclude the Current Properties.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or self-regulating body, in each case having competent jurisdiction.

“Hazardous Substance” means all substances of whatever description which may cause or have a harmful effect on the Environment or the health of man or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.

“Knowledge of the Company and Guarantors” means the actual or constructive knowledge that would have been acquired after due inquiry of each of Lu, Tingxiu; Zhao, Jianhua; Zhang, Fengming; Wang, Aihua; Guo Shiliang, Zhu Zhiping, each of the Guarantors, each member of the board of directors of the Company and each officer of each Group Member at or above the level of vice president.

“Law” shall include all applicable judgments, injunctions, awards, decrees, notice or directive and all applicable laws, regulations, rules and orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

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“Liabilities” means all indebtedness and other liabilities of any nature whatsoever, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of the Group.

“Management Accounts” means the unaudited combined balance sheet of the Company or any of the Guarantors as at the Management Accounts Date and the monthly unaudited combined statement of income of the Group for the monthly period ending on such date.

“Management Accounts Date” means June 30, 2006.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, results of operations, properties or assets of the Group Members, taken as a whole.

“Obligations” include covenants, conditions, agreements, stipulations, restrictions, contractual requirements or other obligations (whether positive or negative) of a similar nature.

“Owned Properties” means the real properties currently owned, used or possessed by any Group Member, short particulars of which are set out in Schedule 8.

“Permits” means all permits, approvals, authorizations, franchises and licenses from, and all registrations with, any Governmental Authority.

“Permitted Liens” means (i) liens for taxes not yet delinquent or the validity of which are being contested and (ii) liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such liens and (y) were not incurred in connection with the borrowing of money in an aggregate amount that exceeds US$25,000.

“Related Party” means, with respect to a company, (i) any shareholder of such company, (ii) any director of such company, (iii) any officer of such company, (iv) any Affiliate of a shareholder, director or officer of such company, (v) any Person in which any shareholder, director or officer of such company has any interest, other than a passive shareholding of less than five percent (5%) in a publicly listed company, and (vi) any other Affiliate of such company or of a shareholder or director of such company.

“Rights” include any easement, way leave, license, quasi-easement, privilege, contractual right or other rights of a similar nature.

“Tax” means all forms of taxation, estate, duties, deductions, withholdings, duties, imposts, levies, fees, charges and rates imposed, levied, collected, withheld or assessed by any Governmental Authority in the PRC or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

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“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto, in each case, the value of which is contingent upon the maintenance of confidentiality thereof.

Any reference to any matter “adversely affecting” the Owned Properties means any matter adversely affecting the title to the Owned Properties or their marketability, value, use or enjoyment.

Any reference to the Owned Properties shall be deemed to include reference to each of them and each and every part of them.

SECTION 1

CORPORATE MATTERS

1.1	Organization, Good Standing and Qualification of the Group Members. Each Group Member has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. Each Group Member has the corporate power and authority to own and operate its Assets and to carry on its business as currently conducted and proposed to be conducted.

1.2	Qualification. Each Group Member is duly qualified or licensed to do business in the jurisdiction in which such Group Member currently conducts business that requires such qualification or licensing.

1.3	Charter Documents. The copies of the charter documents (having attached thereto copies of all such resolutions as are by law required to be attached thereto and all amendments made to date) of each Group Member that have been delivered to each Investor are true and complete. All legal and procedural requirements and other formalities concerning such charter documents have been duly and properly complied with.

1.4	Capitalization and Other Particulars of the Group Member. The particulars of the share capital or registered capital, as the case may be, and the other particulars of each Group Member, set forth in Schedule 3 of this Agreement are true, complete and correct. All of the issued share capital of the Company and the BVI Subsidiary and the entire equity interest of NJPV are free and clear from all Encumbrances.

1.5	Options, Warrants and Reserved Shares. There are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from any Group Member of any shares in the capital stock or registered capital of any Group Member or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock or registered capital of any Group Member, and, other than as required by law or its own constitutional documents, no shares in the capital stock or registered capital of any Group Member, or share or registered capital issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by any Group Member, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of any Group Member or any other Person), pursuant to any agreement or commitment of any Group Member.

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1.6	Subscribed Shares. The Subscribed Shares will, immediately following Subscription Completion, be free and clear from all Encumbrances. All Subscribed Shares are duly and validly authorised and issued, fully paid and nonassessable, and are issued in compliance with all applicable Laws concerning the issuance of such shares.

1.7	Corporate Records. The statutory books, minute books and register of members of each Group Member have been properly and accurately maintained and contain full and accurate records of all resolutions passed by the directors and the shareholders of each Group Member and all issuances and transfers of shares, registered capital or other securities of each Group Member. All returns, particulars, resolutions and other documents required to be filed or registered with or delivered to any Governmental Authority in respect of any Group Member have been properly filed, registered or delivered.

SECTION 2

AUTHORIZATION AND VALIDITY OF TRANSACTIONS

2.1	Authorization. Each Group Member and each Guarantor have (in the case of a legal person) the corporate power and authority or (in the case of a natural person) the capacity, power and authority to execute, deliver and perform this Agreement and the other Basic Documents to which it is a party. All corporate action on the part of each Group Member necessary for the authorization, execution, delivery of and the performance of all of its obligations under this Agreement, the authorization, issuance and delivery of the Subscribed Shares and the filing of the Second Restated Articles has been taken or will be taken prior to Subscription Completion.

2.2	Enforceability. This Agreement is, and each other Basic Document to which a Group Member or the other parties thereto is a party will when executed be, a valid and binding obligation of such Person, enforceable against such Group Member and each Guarantor and, to the Knowledge of the Company and the Guarantors, such other parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

2.3	Consents and Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person or pursuant to any contract binding on any Group Member, the Guarantors or the shareholders of any Group Member or to which any Group Member, the Guarantors or the shareholders of any Group Member or their respective assets are subject or bound is required in connection with the execution, delivery and performance of this Agreement and all the other Basic Documents by each Group Member, the Guarantors and, to the Knowledge of the Company and the Guarantors, the other parties to this Agreement and the other Basic Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

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2.4	No Breach. The execution and delivery by the Company and each Guarantor of this Agreement and the other Basic Documents and the performance by the Company and each Guarantor of its obligations under this Agreement and the other Basic Documents do not and will not:

(a)	breach or constitute a default of the memorandum of association, articles of association, by-laws or other charter document of any Guarantor or any Group Member or each such other party;

(b)	result in a breach of, or constitute a default under, any Contract to which any Group Member or any Guarantor or each such other party is a party or by which it or its property or assets is bound, or result in the acceleration of any obligation under any loan agreement; or

(c)	result in a violation or breach of or default under any Law applicable to any Group Member or any Guarantor or each such other party.

SECTION 3

LEGAL COMPLIANCE

3.1	Compliance with Laws. Except as Disclosed, each Group Member and (where applicable) each of their respective shareholders and the transferors from whom they acquired their respective shareholdings, has at all times carried on its business in compliance with all applicable Law, including Law relating to the use of the Owned Property or the development and construction of the Owned Properties, in all material respects. No Group Member, nor any of their directors, officers, employees or agents, has committed any criminal offense or any tort or any breach of the Law relating to such Group Member or its business.

3.2	Permits. Except as Disclosed, each Group Member and (where applicable) each of their respective shareholders and transferors from whom they acquired their respective shareholdings has all Permits necessary for its establishment and restructuring, the lawful conduct of its business as currently conducted, and the remittance of dividends and distributions to its shareholders. No Group Member is in breach of or default under any such Permit. All such Permits are in full force and effect and to the Knowledge of the Company and the Guarantors there is no reason to believe any such Permit will be restated or amended to limit the activities in which any Group Member is permitted to engage.

3.3	OFAC Compliance. None of the Group Members, Guarantors or any director or officer of any Group Member or Guarantor is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and none of the Group Members or Guarantors will directly or indirectly use the proceeds from the issuance of the Series C Preferred Shares or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

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SECTION 4

OPERATIONS

4.1	Activities since Accounts Date. Since the Accounts Date, there has not been:

(a)	any material interruption or alteration in the nature, scope or manner of the business of the Group, which has been carried on lawfully and in the ordinary and usual course of business;

(b)	any material adverse change in any customer relationship, the business, operations, financial condition, position, prospects, assets or liabilities of the Group as compared with the position disclosed by the Accounts and the Management Accounts and there has been no damage, destruction or loss (whether or not covered by insurance) affecting such business or assets in a total amount exceeding US$750,000 other than any changes caused by worldwide, national or local economic conditions that impact all industries generally;

(c)	failure by any Group Member to pay its creditors in an aggregate amount exceeding US$750,000 in the ordinary course of business;

(d)	failure by any Group Member to repay any loan in whole or in part (other than indebtedness to its bankers) in an aggregate amount exceeding US$750,000 nor has it become bound or liable to be called upon to repay prematurely any loan or other borrowed monies in an aggregate amount exceeding US$750,000;

(e)	except in the ordinary course of business, any acquisition, sale, transfer or disposal of any assets of whatsoever nature with an aggregate value exceeding US$750,000;

(f)	payment of any sum or benefit to any executive officer or director of any Group Member by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by such Group Member at the Accounts Date so as to increase their total remuneration by five percent or more from the corresponding prior period;

(g)	any resignation, threatened resignation or termination of any key officer of any Group Member;

(h)	any declaration or payment of any dividend or other distribution by any Group Member;

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(i)	any debt, obligation or liability incurred, assumed or guaranteed by any Group Member, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j)	any reduction in the value of the net tangible assets of the Group by more than US$250,000; and

(k)	any agreement or commitment by any Group Member to do any of the things described above.

4.2	Current Operations. There is no existing fact or circumstance that may have a material adverse effect on the ability of any Group Member to conduct its business as currently conducted and contemplated to be conducted.

SECTION 5

ASSETS

5.1	Title to Assets. The Assets included in the Accounts or acquired by the Group since the Accounts Date and all other Assets used or employed by the Group are the absolute property of the Group, subject only to Permitted Liens and a pledge by NJPV of its assets to the Company as part of the Series A Transaction.

5.2	Status of Assets. Each Group Member owns or has the right to use all Assets required for the conduct of its business as currently conducted and contemplated to be conducted. The Assets of each Group Member have been properly maintained and are in good working condition.

SECTION 6

REAL PROPERTY

6.1	Owned Properties. The Owned Properties comprise all the land, buildings and premises currently owned, occupied, constructed or used by the Group or in respect of which the Group has any estate, interest, right or title, and the descriptions of the Owned Properties set out in Schedule 9 are correct and not misleading.

6.2	Exclusive and Unfettered Possession. The Group has exclusive and unfettered possession and occupation of the Owned Properties and there are no Financial Encumbrances in favor of third parties affecting them except as Disclosed.

6.3	Compliance with Obligations. All Obligations to which the Owned Properties are subject and all obligations under Financial Encumbrances have been observed and performed in all material respects and there are no circumstances which could give rise to the restriction or termination of the continued possession, occupation, use or enjoyment of the Owned Properties or to the exercise of any powers under any Financial Encumbrances or to any Liabilities whatever. All Obligations from which the Owned Properties benefit have been observed and performed in all material respects and no breach of such Obligations has been waived or acquiesced in.

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6.4	Enjoyment of Rights. The Owned Properties have the benefit of all Rights required to comply with applicable fire regulations and to maintain adequately the Owned Properties, and all other Rights and facilities reasonably required for the continued full and free use and enjoyment of the Owned Properties for the duration of the Group’s interest in the relevant Property and such Rights are held on terms which do not entitle any Person to terminate, curtail or charge for the Rights.

6.5	Financial Encumbrances. Copies of all Financial Encumbrances have been supplied to each Investor and are true and complete.

6.6	No Assignment or Disposal. No Group Member has at any time assigned or otherwise disposed of any estate, interest, right or title in or to any land, building or premises in respect of which it has or may have continuing Obligations or Liabilities.

6.7	Good and Marketable Title. Each relevant Group Member possesses good and marketable title to the Owned Properties for an estate in possession and is the legal and beneficial owner of the Owned Properties, subject to Permitted Liens.

6.8	No Adverse Title Entries. The title to each of the Owned Properties is properly constituted by and can be deduced from original or certified copy documents of title which are in the possession and under the control of the Group or the relevant mortgagee of the Owned Properties and there are no entries in any land registries or other applicable authorities against the Owned Properties which are adverse to the title of the Group to any of the Owned Properties or which may cast doubt on such title.

6.9	No Options or Pre-emptive Rights. There are no options or rights of pre-emption or first refusal affecting the Owned Properties and there are no Rights or Obligations which prevent any interest in the Owned Properties from being sold, charged or otherwise freely disposed of.

6.10	No Adverse Rights. To the Knowledge of the Company and the Guarantors, there are no Rights of any neighboring land owner or other third party adversely affecting the Owned Properties or which are of an unusual or onerous nature or which conflict with their present use or which are in the course of being acquired.

6.11	No Deleterious Material. To the Knowledge of the Company and the Guarantors, no building material or method of construction not in accordance with currently accepted good building practice in the PRC has been used in the construction, alteration or repair of the Owned Properties.

6.12	Insurance Policies. Policies of insurance relating to the Owned Properties (including their fixtures, fittings and contents) have been effected by the Group or by the managers of the buildings in which the Owned Properties are situated, are current and valid, cover the full reinstatement value of the Owned Properties and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind.

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SECTION 7

INTELLECTUAL PROPERTY RIGHTS

7.1	Ownership.

(a)	Except as Disclosed, each Group Member is the owner of all, or has the license or right to use, sell and license all of the Intellectual Property that are necessary to the business of the Group as presently conducted or contemplated in each business plan of such Group Member as provided to each Investor, free and clear of all Encumbrances except for any preference, priority or preferential arrangement that may exist on any Intellectual Property that such Group Member has licensed from another Person.

(b)	Each of Zhao Jian Hua and Wang Ai Hua has duly contributed to NJPV all rights held by he/she to the Intellectual Property listed on Schedule 12 hereto in partial exchange for their respective equity interests in NJPV. To the Knowledge of the Company and the Guarantors, prior to such contribution Zhao Jian Hua and Wang Ai Hua were the rightful owner(s) of all rights to such Intellectual Property, in each case free and clear of any and all claims and Encumbrances by any Person, including without limitations any claim, interest, ownership or Encumbrance on the part of the University of New South Wales, the Centre of Excellence for Advanced Silicon Photovoltaics and Photonics or any Affiliate of either such entity.

7.2	Intellectual Property. The Disclosure Schedule sets forth all of the Intellectual Property owned by, and filings, registrations and applications for any Intellectual Property filed by each Group Member. Except as Disclosed, none of the Intellectual Property listed on the Disclosure Schedule is subject to any outstanding judgment, injunction, writ, award, decree or order of any nature (each, an “Order”), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company and the Guarantors, threatened, which challenges the validity, enforceability, use or ownership of the item by such Group Member.

7.3	Intellectual Property Agreements. The Disclosure Schedule sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which a Group Member is either a licensor, licensee or distributor other than licenses or agreements with respect to “shrink-wrap” or “off-the-shelf” commercially available software. All of the Intellectual Property licenses listed on the Disclosure Schedule are valid, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

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7.4	Infringement to Third Parties. To the Knowledge of the Company and the Guarantors, none of the Intellectual Property that is used, developed, sold, licensed or otherwise exploited by any Group Member or made for, or sold or licensed to any Group Member by any Person and that is currently used in the business of such Group Member infringes upon or otherwise violates any Intellectual Property rights of others.

7.5	Litigation. Except as Disclosed, no Litigation is pending against any Group Member or, to the Knowledge of the Company and the Guarantors, is threatened, contesting the right of any Group Member to use its Intellectual Property or to sell or license to any Person such Intellectual Property.

7.6	Infringement by Person. Except as Disclosed, to the Knowledge of the Company and the Guarantors, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Group.

7.7	Claims by Employees. To the Knowledge of the Company and the Guarantors, no former employer of any employee of the Group has made a claim against any Group Member that such employee is utilizing Intellectual Property of such former employer.

7.8	Group Member. Except as Disclosed, none of the Group Members is a party to or bound by any license or other agreement requiring the payment by any Group Member of any royalty payment.

7.9	Violation by Employees. To the Knowledge of the Company and the Guarantors, no employee of any Group Member is in violation of any term of any patent or invention disclosure agreement or any patent or invention disclosure provisions in any employment agreement or other contract or agreement. To the Knowledge of the Company and the Guarantors, no key officer or senior management is in violation of any employment agreement or other employment related agreement with such Group Member.

7.10	Disclosure. To the Knowledge of the Company and the Guarantors, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees representatives and agents of a Group Member, except: (x) as required pursuant to the filing of a patent application by a Group Member or (y) where such disclosure was properly made in the normal course of its business subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Trade Secrets and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by such Group Member. To the Knowledge of the Company and the Guarantors, no Group Member is in breach of any Contractual Obligations under which confidential information belonging to any Person is made available to a Group Member.

7.11	Related Rights. Except as Disclosed, it is not necessary for any Group Member’s business to use any Intellectual Property owned by any director, officer, employee or consultant of any Group Member (or persons a Group Member presently intends to hire). Except as Disclosed, to the Knowledge of the Company and the Guarantors, at no time during the conception or reduction to practice of any of a Group Member’s Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligations with any Person that could adversely affect any Group Member’s rights to its Intellectual Property.

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SECTION 8

CONTRACTS AND TRANSACTIONS

8.1	Contracts. Except as Disclosed, no Group Member is a party to or bound by any Contract that (i) was entered into outside of its ordinary course of business, (ii) involves total payments in excess of US$1,000,000, (iii) is unusual or onerous or cannot be terminated without penalty or other compensation on less than twelve month’s notice, (iv) is a joint venture, shareholders’ or partnership agreement or similar arrangement or agreement; or (v) restricts its freedom of action in relation to its normal business activities or is otherwise material to the business or financial condition of the Group (collectively, “Material Contracts”). A list of all Material Contracts is included in the Disclosure Schedule. True and complete copies of all Material Contracts have been made available to each Investor.

8.2	Authorization. No Group Member is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Contract to which it is a party. Each Material Contract to which a Group Member is a party has been duly authorized, executed and delivered by such Group Member, constitutes the valid and binding obligation of such Group Member enforceable against such Group Member and, to the Knowledge of the Company and the Guarantors, constitutes the valid and binding obligations of each other party thereto enforceable against each other party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

8.3	No Breach. With respect to each Material Contract to which each Group Member is party or by which it is bound;

(a)	such Group Member has duly performed and complied in all material respects with each of its obligations thereunder;

(b)	such Group Member is under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort; and

(c)	there are no grounds for rescission, avoidance, repudiation or termination and such Group Member has not received any notice of termination.

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8.4	Related Party Transactions. Except as Disclosed, there are no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Related Party of any Group Member on the other hand. No Related Party or employee of any Group Member or any member of his or her immediate family is indebted to any Group Member, nor is any Group Member indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as Disclosed, all previous indebtedness between any Group Member and any Related Party of any Group Member have been repaid in full. None of such Persons has any direct or indirect ownership in any business entity with which any Group Member is affiliated or with which any Group Member has a business relationship, or any business entity that competes with any Group Member, other than passive shareholdings of less than five percent (5%) in publicly listed companies. No such Person is, directly or indirectly, interested in any Contract with any Group Member.

SECTION 9

FINANCIAL MATTERS

9.1	Accounts. The Accounts have been prepared in accordance with the requirements of IFRS and show a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of the Group as at the respective dates thereof and for the periods covered thereby.

9.2	Provision and Reserve for Liabilities. The Accounts disclose and make full provision or reserve for or note all Liabilities, all contingent, unquantified or disputed liabilities, capital or burdensome commitments and deferred or provisional Tax.

9.3	Profits and Losses. The profits and losses of the Group as shown by the Accounts have not in any material respect been affected by any unusual or non-recurring or exceptional item or by any other matter which has rendered such profits or losses unusually high or low.

9.4	Debts and Receivables. None of the amounts shown in the Accounts in respect of debtors is represented by debts which were then or are now more than three months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts unless the total amount of such debts is less than US$1,000,000. All of the Group’s book debts, whether shown in the Accounts or arising since the Accounts Date, are valid and enforceable and have realized or will in aggregate realize the nominal amount thereof and all such book debts will be collectible in full within 90 days of the Completion Date subject to the relevant Group Member using all reasonable endeavors to collect the same. For the avoidance of doubt the use of reasonable endeavors is not in this paragraph to be construed as requiring the initiation of legal proceedings.

9.5	Special Financial Arrangements. The Group has not factored any of its debts or entered into any financing arrangement of a type which would not require to be shown or reflected in the Accounts.

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9.6	Finance Documents. Except as set forth in the Accounts, there are no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any Group Member or on the assets of any Group Member or any part thereof and no Person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Member.

9.7	No Acceleration of Borrowings. No borrowing of any Group Member in excess of US$1,000,000 has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by such Group Member. No event or circumstance has occurred that will render, or may render with the giving of notice or lapse of time or determination of materiality or satisfaction of any other condition, any borrowing of any Group Member to become so due and payable.

9.8	Increase in Amounts Secured. None of the amounts secured by the mortgages, charges, liens or other Encumbrances disclosed in the Accounts has been increased beyond the amounts shown in the Accounts and none of the amounts secured by any mortgage, charge, lien or other Encumbrance created after the Accounts Date has been increased beyond the amount stated in the Disclosure Schedule.

9.9	Management Accounts. The Management Accounts have been prepared in accordance with the accounting policies of the Group and on a consistent basis with the monthly management accounts of the Group and show a fair and reasonably comprehensive view of the state of affairs, assets, liabilities, financial position and profit or losses of the Group as at the Management Accounts Date.

SECTION 10

ENVIRONMENTAL ISSUES

10.1	Compliance with Environmental Laws. Each Group Member is currently complying in all material respects with all Environmental Laws and has at all times complied in all material respects with all Environmental Laws, and to the Knowledge of the Company and the Guarantors, no material expenditure, individually or in the aggregate, is or will be required on the part of any Group Member in order to comply with any such Environmental Laws.

10.2	Hazardous Substance. To the Knowledge of the Company and the Guarantors, no Group Member or any present occupier or user of the Owned Properties have engaged in or permitted nor has any previous owner, occupier or user of the Owned Properties engaged in or permitted any operations or activities upon the Owned Properties involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Substance, or any substance regulated by Environmental Law, other than such use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Substance, or any substance regulated by Environmental Law that will not be reasonably expect to result in a Material Adverse Effect. No discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law has occurred or is occurring in the conduct of the business of any Group Member or in the conduct by any Group Member of any former business or in connection with or in relation to any assets of such Group Member while such former assets were in the ownership or under the control of such Group Member and no such discharge, release, leaching, emission or escape has occurred or is occurring for which such Group Member might otherwise be held liable, other than such discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law that will not be reasonably expected to result in a Material Adverse Effect.

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10.3	No Contaminated Properties. To the Knowledge of the Company and the Guarantors , none of the Current Properties is or has been contaminated with any Hazardous Substance or any substance regulated by Environmental Law and none of the Former Properties was contaminated with any Hazardous Substance or any substance regulated by Environmental Law during the period of use, ownership, occupation or control of such Former Properties by the Group, which will reasonably be expected to result in a Material Adverse Effect.

10.4	Environmental Licenses. Each Group Member has obtained all Environmental Licenses (if any) required for the carrying on of its business. All such Environmental Licenses are valid and subsisting and no Group Member knows of any reason why any of them should be varied, suspended, cancelled, revoked or not renewed upon expiry on substantially the same terms. Each Group Member has at all times complied with the terms and conditions of its Environmental Licenses.

10.5	No Environmental Actions. To the Knowledge of the Company and the Guarantors, there have not been nor are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Group Member or any of its assets or any of its directors, employees, officers or agents and, so far as the Group Members are aware, there are no facts or circumstances which may give rise to the same.

SECTION 11

TAX, RECORDS AND RETURNS

11.1	Tax Returns. All returns, computations, notices and information made or provided or required to be made or provided by any Group Member for any Tax purpose have been made or given substantially within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or is likely to be the subject of any dispute with any Tax authority.

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11.2	Payment of Tax. Each Group Member has paid all Tax, including provisional taxation, which it has become liable to pay on or before the date hereof, except reasonable delay to pay any Tax that will not be reasonably expected to result in a Material Adverse Effect.

11.3	Deductions and Withholdings. Each Group Member has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld, except any reasonable delay in making such deductions and withholdings that will not be reasonably expected to result in a Material Adverse Effect.

11.4	Tax Avoidance Transactions. No Group Member has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of such Group Member.

11.5	Tax Liabilities in Other Jurisdictions. To the Knowledge of the Company and the Guarantors, no Group Member is or has at any time since the Establishment Date been liable to Tax in any jurisdiction other than the PRC.

SECTION 12

EMPLOYEES

12.1	Employee Relations.

(a)	No Group Member has at any time since the Establishment Date had, or, to the Knowledge of the Company and the Guarantors, is there now threatened, any strike, work stoppage or other labor dispute.

(b)	To the Knowledge of the Company and the Guarantors, the Group Members have complied in all material aspects with all applicable laws regarding employees, employee benefits and labor matters for all employees of each Group Member, including the due payment of all social welfare, social security and similar benefits as required by PRC Law in respect of such employees.

12.2	Employment Agreements and Compensation Arrangements. Except as required by law and as Disclosed, no Group Member is a party to or is bound by any currently effective employment contract (other than contracts that can be terminated on an at-will basis), deferred compensation agreement, pension, provident, superannuation, life assurance, disability or other similar schemes or arrangements, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

12.3	Status of Employees. To the Knowledge of the Company and the Guarantors, no officer or key employee, or any group of key employees, intends to terminate their employment with any Group Member, and no Group Member has a present intention to terminate the employment of any of the foregoing.

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SECTION 13

CLAIMS AND PROCEEDINGS

13.1	Litigation. No Group Member is engaged in or the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise.

13.2	Threatened Litigation. To the Knowledge of the Company and the Guarantors, no Litigation is threatened or expected by or against any Group Member or any Guarantor in any respect that can reasonably be expected to have a Material Adverse Effect.

13.3	No Insolvency. No order has been made and no resolution has been passed for the winding up of any Group Member or for a provisional liquidator to be appointed in respect of any Group Member and no petition has been presented and no meeting has been convened for the purpose of winding up or dissolving any Group Member. No receiver has been appointed in respect of any Group Member or all or any of its assets. No Group Member is insolvent or unable to pay its debts as they fall due.

SECTION 14

EXCLUSIVITY OF REPRESENTATIONS

14.1	No Misrepresentation. No representation, warranty or statement by the Company or the Guarantors in this Agreement, or in any Schedule, statement or certificate furnished to each Investor pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

14.2	Accuracy of Information Provided. To the Knowledge of the Company and the Guarantors, all information given to each Investor and their professional advisers by the Company and the Guarantors was when given and is at the date hereof true and accurate.

14.3	Full Disclosure. There is no fact or circumstance relating to the affairs of any Group Member or its shareholders which has not been disclosed to each Investor and which if disclosed might reasonably have been expected to materially adversely influence the decision of the Investor to enter into this Agreement.

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SCHEDULE 5

INVESTOR WARRANTIES

1.	The Investor is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation.

2.	The Investor has the full power, authority and legal right to own assets and carry on its business; the Investor is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of the Investor. There are no grounds on which a petition or application could be based for the winding-up or appointment of a receiver of the Investor.

3.	The execution, delivery and performance of this Agreement by the Investor will not:

(a)	violate any provision of the organizational documents of the Investor;

(b)	require the Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other third party pursuant to any agreement to which such Investor is a party or by which such Investor is bound;

(c)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which the Investor is a party or by which the Investor is bound;

(d)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Investor or upon its securities, properties or business; or

(e)	violate any law or regulation of the country where the Investor is incorporated or any other jurisdiction in which the Investor maintains a business presence.

4.	The Investor has the full power and authority to enter into, execute and deliver this Agreement and each other Basic Document to which the Investor is a party and to perform the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and each other Basic Document and the performance by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of the Investor. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement and the other Basic Documents constitute the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

5.	Purchase for Own Account. Subscribed Shares purchased hereunder, and the Ordinary Shares issuable upon conversion of the Subscribed Shares to be received by the Investor will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract with any Person to sell, transfer or grant participations, with respect to any of the Subscribed Securities and has not solicited any Person for such purpose.

SCHEDULE 6

FORM OF OPINION OF THE COMPANY’S CAYMAN ISLANDS COUNSEL

[  ] September, 2006

OZ Master Fund, Ltd.

OZ Asia Master Fund, Ltd.

OZ Global Special Investments Master Fund, L.P.

9 West 57th Street, 39th Floor

New York, NY10019

The United States of America

Credit Suisse Private Equity Partners Asia, L.P.

c/o M&C Corporate Services Limited

PO Box 309GT

Ugland House

S. Church Street

George Town, Grand Cayman

Cayman Islands

DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	2842 9522 Benjamin.Dyer@conyersdillandpearman.com BNRD/jm/222103 (M#871015)

Dear Sirs

China Sunergy Co. Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with:

A.	a subscription agreement (the “Subscription Agreement”) dated [ ] September, 2006 between the Company, the investors listed in Schedule 1 therein and the Guarantors listed in Schedule 2 therein (the “Guarantors”) in connection with the issue of series C redeemable convertible preferred shares par value US$0.01 per share in the capital of the Company (“Series C Preferred Shares”);

B.	a shareholders’ agreement (the “Shareholders Agreement”) dated [ ] September, 2006 between the Company, the individuals listed in Schedule 1 therein, the entities listed in Schedule 2 therein, the entities listed in Schedule 3 therein, the entities listed in Schedule 4 therein, the entities listed in Schedule 5 therein and Deutsche Bank AG London Branch;

C.	a registration rights agreement (the “Registration Rights Agreement’) dated [ ] September, 2006 between the Company and the investors listed in Schedule 1 therein; and

D.	an offshore employment agreement (the “Employment Agreement”) dated [ ] September, 2006 between the Company and each of [ ] and [ ] respectively.

For the purposes of giving this opinion, we have examined the following documents:

(i)	the signed Subscription Agreement;

(ii)	the signed Shareholders Agreement;

(iii)	the signed Registration Rights Agreement; and

(iv)	the signed Employment Agreements.

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the Second Amended and Restated Memorandum and Articles of Association of the Company, each certified by the Secretary of the Company on [  ] September, 2006 (the “Second Amended and Restated Memorandum and Articles”), minutes of unanimous written resolutions of its directors and unanimous written resolutions of its shareholders, each] held on [  ] September, 2006 (the “Minutes”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on [  ] September, 2006 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (c) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (d) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (g) the validity and binding effect under the laws of the State of New York, United States of America in respect of the Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement and [ ] in respect of the Employment Agreements (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; (h) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to arbitration under the auspices of the Hong Kong International Arbitration Centre in accordance with the Arbitration Rules of the United Nation Commission on International Trade Law; (i) that no party to the Documents, other than the Company, negotiated or prepared the Documents or the Second Amended and Restated Memorandum and Articles in the Cayman Islands.

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The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event or default or to pay a specified rate of interest on the amount of a judgment after the date of judgement. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

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2.	The Company has the necessary corporate power and authority to own assets to carry on business in accordance with the Second Amended and Restated Memorandum and Articles and to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not conflict with or violate the Second Amended and Restated Memorandum or Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the legal, valid and binding obligations of the Company enforceable in accordance with the terms thereof.

4.	The Second Amended and Restated Memorandum and Articles of Association of the Company have been duly adopted by the Company, are in full force and effect and are binding on the Company and its members and enforceable against the Company in accordance with the terms thereof.

5.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents or the Second Amended and Restated Memorandum and Articles.

6.	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Documents that they be registered in any register, kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that any of the Documents creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Companies Law. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

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7.	There is no stamp, registration or similar tax or duty to be paid on or in relation to any of the Documents provided that they are executed and remain outside the Cayman Islands. If it becomes necessary to bring the Documents into the Cayman Islands for enforcement or otherwise, nominal stamp duty will be payable on all Documents. In the case of any Document creating security over movable property granted by an exempted company, an ordinary non-resident company or a foreign company, stamp duty will be payable on an ad valorem basis to a maximum of CI$500.00 (US$600.00). Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make any of the Documents admissible in evidence in the Cayman Islands.

8.	There is no income or other tax of the Cayman Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Documents or the Second Amended and Restated Memorandum and Articles.

9.	Based solely upon a search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at [ ] on [ ] September, 2006, (which would not reveal details of proceedings which have been filed but not actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings, nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

10.	The Series C Preferred Shares when issued and paid for in accordance with the Subscription Agreement, and the ordinary shares of the Company when issued upon a conversion of the Series C Preferred Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and have the rights set out in the or the Second Amended and Restated Memorandum and Articles enforceable in accordance with the terms thereof.

11.	The parties to the Documents will not be deemed to be resident, domiciled, carrying on business or subject to taxation in the Cayman Islands by reason only of the negotiation, preparation, execution, performance and/or enforcement of the Documents or the Second Amended and Restated Memorandum and Articles.

12.	The parties to the Documents each have standing to bring an action or proceedings before the appropriate courts in the Cayman Islands for the enforcement of the Documents and the Second Amended and Restated Memorandum and Articles. It is not necessary or advisable in order for the parties to the Documents to enforce their respective rights under the Documents or the Second Amended and Restated Memorandum and Articles, including the exercise of remedies thereunder, that any be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands.

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13.	The Company is not entitled to any immunity under the laws of the Cayman Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents or the Second Amended and Restated Memorandum and Articles in respect of itself or its property.

14.	The obligations of the Company under the Documents and the Second Amended and Restated Memorandum and Articles will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of the Cayman Islands of general application.

15.	The Company is free to acquire, hold and sell foreign currency and securities without restriction.

16.	The Documents and the Second Amended and Restated Memorandum and Articles are in an acceptable legal form under the laws of the Cayman Islands for enforcement thereof in the Cayman Islands.

17.	A redemption of the Series C Preferred Shares in accordance with the Memorandum and Articles will be subject to the Companies Law (2004 Revision) of the Cayman Islands which provides, among other things, that shares may only be redeemed or purchased out of profits a company or out of the proceeds of a fresh issue of shares made for the purposes of redemption.

18.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

19.	Foreign arbitration awards may be enforced in the Cayman Islands under the Foreign Arbitral Awards Enforcement Law, which applies where the arbitration award to be enforced (the “Award”) was made in pursuance of an arbitration agreement in a state which is a party to the New York Convention on the Recognition of Enforcement of Foreign Arbitral Awards adopted by the 1958 United Nations Conference on International Commercial Arbitration (the “Convention”). In general, the courts of the Cayman Islands will enforce an Award made under the Convention unless it is proved by the party against whom the Award was made that:

(i)	a party to the arbitration agreement was under some incapacity;

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(ii)	the arbitration agreement was not valid under the law to which the parties subjected it or, in default, under the law of the jurisdiction where the Award was made;

(iii)	the Award was made in circumstances contrary to natural justice;

(iv)	the Award dealt with a matter or matters not contemplated by or falling within the terms of the submission to arbitration or contained decisions on matters beyond the scope of such submission; or

(v)	the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, in default of such agreement, with the laws of the jurisdiction where the arbitration took place.

Yours faithfully

Conyers Dill & Pearman

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SCHEDULE 7

FORM OF OPINION OF THE COMPANY’S BVI COUNSEL

[  ] September, 2006

OZ Master Fund, Ltd.

OZ Asia Master Fund, Ltd.

OZ Global Special Investments Master Fund, L.P.

9 West 57th Street, 39th Floor,

New York, NY10019,

the United States of America

Credit Suisse Private Equity Partners, L.P.

c/o M&C Corporate Services Limited

PO Box 309GT

Ugland House

S. Church Street

George Town, Grand Cayman

Cayman Islands

DIRECT LINE: 2842 9522 E-MAIL: Benjamin.Dyer@conyersdillandpearman.com OUR REF: BNRD/jm/222105 (M#871015) YOUR REF:

Dear Sirs

China Sunergy Co. Ltd. (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with:

A.	a subscription agreement dated [ ] September, 2006 between China Sunergy Co. Ltd., an exempt company incorporated in the Cayman Islands and the sole shareholder of the Company (the “Shareholder”), the investors listed in Schedule 1 therein and the Guarantors listed in Schedule 2 therein (the “Guarantors”) in connection with the issue of series C redeemable convertible preferred shares par value US$0.01 per share in the capital of the Company (“Series C Preferred Shares”);

B.	a shareholders’ agreement dated [ ] September, 2006 between the Shareholder, the individuals listed in Schedule 1 therein, the companies listed in Schedule 2 therein, the entities listed in Schedule 3 therein, the entities listed in Schedule 4 therein, the entities listed in Schedule 5 therein and Deutsche Bank AG London Branch;

C.	a registration rights agreement dated [ ] September, 2006 between the Shareholder and the investors listed in Schedule 1 therein;

D.	an offshore employment agreement dated [ ] September, 2006 between the Shareholder and each of [ ] and [ ], respectively.

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We have also reviewed the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on [ ] September, 2006 (the “Memorandum and Articles”), resolutions in writing signed by all the directors of the Company and dated [ ] September, 2006 and resolutions in writing signed by all of its shareholders, and dated [ ] September, 2006 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) for the purposes of opinion paragraph 9 only, that the Shareholder is the sole member of the Company; (c) the accuracy and completeness of all factual representations made in the Memorandum and Articles and other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

The obligations of the Company under the Memorandum and Articles (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

9

2.	The Company has the necessary corporate power and authority to own assets and to carry on business in accordance with the Memorandum and Articles.

3.	There is no income or other tax of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Company.

4.	Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs at [ ] on [ ] September, 2006 which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at [ ] on [ ] September, 2006 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject, and no steps have been, or are being, taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company (however, it should be noted that failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver).

5.	Based solely upon a review of the register of members of the Company certified by the registered agent of the Company on [ ] September, 2006, the sole shareholder of the Company is the Shareholder.

6.	On the basis the Shareholder is a member of the Company, the Shareholder has standing to bring an action or proceedings before the appropriate courts in the British Virgin Islands for the enforcement of the Memorandum and Articles. It is not necessary or advisable in order for the Shareholder to enforce its rights under the Memorandum and Articles, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the British Virgin Islands.

7.	The Company is not entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Memorandum and Articles in respect of itself or its property.

8.	The Company is free to acquire, hold and sell foreign currency and securities without restriction.

9.	The Memorandum and Articles are binding as between the Company and each member of the Company and as between each member of the Company and are enforceable against the Company in accordance with the terms thereof.

Yours faithfully

Conyers Dill & Pearman

10

SCHEDULE 8

FORM OF OPINION OF THE COMPANY’S PRC COUNSEL

Date:	September [ ], 2006

TO:

OZ Master Fund, Ltd.
OZ Asia Master Fund, Ltd.
OZ Global Special Investments Master Fund, L.P.
c/o Goldman Sachs (Cayman) Trust, Ltd.
Harbour Centre
P.O. Box 896
George Town
Grand Cayman
Cayman Islands

Credit Suisse Private Equity Partners Asia, L.P.
c/o M&C Corporate Services Limited
PO Box 309GT
Ugland House
S. Church Street
George Town, Grand Cayman
Cayman Islands

Dear Sirs,

Re: CEEG (Nanjing) PV-Tech Co., Ltd. (“NJPV”)

We are qualified lawyers in the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), authorized to provide formal legal opinions on PRC laws, regulations and regulatory requirements (the “PRC Laws”). We have acted as the PRC counsel to NJPV and China Sunergy Co. Ltd. (the “Company”) in connection with:

A.	a subscription agreement (the “Subscription Agreement”) dated [•] September 2006 between the Company, the investors listed in Schedule 1 therein and the guarantors listed in Schedule 2 therein (the “Guarantors”) in connection with the issue of series C redeemable convertible preferred shares par value US$0.01 per share in the capital of the Company (“Series C Preferred Shares”);

B.	a shareholders’ agreement (the “Shareholders Agreement”) dated [•] September 2006 between the Company, the individuals listed in Schedule 1 therein, the entities listed in Schedule 2, Schedule 3, Schedule 4, Schedule 5 therein and Deutsche Bank AG London Branch;

11

(together, the “Transaction Documents”), and in accordance with the PRC Laws, we hereby render this legal opinion.

For purpose of rendering this legal opinion, we have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of documents, materials, certificates, records, papers provided to us by NJPV, herein mentioned and representations or statements of NJPV, herein mentioned on the relevant facts and information as we have deemed necessary or advisable for the purpose of rendering this legal opinion.

For purposes of rendering this legal opinion, we have assumed that (a) all documents submitted to us as copies conform to their originals; (b) all signatures, seals and chops on such documents are genuine and duly authorized; (c) the documents as they were presented to us were in full force and effect up to the date of this legal opinion and they have not been revoked, amended, revised or supplemented and that the factual statements in the documents are accurate and complete; (d) other than the citizens of the PRC and entities relevant to any of the documents or to such other documents as referred to in this legal opinion which entities are incorporated or established or organized under the PRC Laws, all other non-PRC parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations there under and these documents constitute legal, valid and binding obligations on the non-PRC parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed. In addition, we have made the necessary (both verbal and written) queries and consultations with all PRC governmental authorities, departments, branches and bureaus, as we consider necessary, advisable or desirable.

Unless otherwise provided herein, this opinion is given on the basis of PRC Laws effective as at the date hereof and is given on the basis that the opinion will be governed by, and construed in accordance with such laws and regulations. There is no assurance that such laws and regulation will not be repealed, amended or replaced in the immediate future or in the long term with or without retrospective effect.

We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Based on and subject to the foregoing, we are of the opinion that:

Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as in the Transaction Documents.

1.	NJPV is a wholly foreign-owned enterprise duly incorporated, validly existing and in good standing under the laws of the PRC.

2.	NJPV has a total investment of USD126.6 million and a registered capital of USD60.8 million as duly approved by Ministry of Commerce of Jiangsu Province. USD44.753409 million of the registered capital of NJPV has been duly issued and paid. The BVI Subsidiary holds 100% of the equity interests of NJPV. The equity interests of NJPV are free and clear of all liens, charges, restrictions upon voting or transfer or any other Encumbrances.

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3.	NJPV and the BVI Subsidiary have obtained all licenses, consents, approvals, authorizations, orders, clearances, exemptions, filings, registrations and qualifications (“Governmental Authorizations”) which are currently required under the laws of the PRC to be obtained from relevant Governmental Authorities for the ownership by the BVI Subsidiary, of its equity interest in NJPV, and no other Governmental Authorization is required under the laws of the PRC for such ownership. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in NJPV.

4.	The articles of association of NJPV are consistent and in compliance with, and do not conflict with any PRC Laws. The articles of association of NJPV have been duly adopted by the BVI Subsidiary as the sole shareholder of NJPV, approved by and filed with the relevant Governmental Authorities in the PRC, are in full force and effect and binding upon NJPV.

5.	NJPV has obtained and currently holds all Governmental Authorizations from or with any Governmental Authority having jurisdiction over it, which are required for the conduct of its business as currently carried out and/or contemplated expressly to carry out pursuant to the Basic Documents and in connection with its establishment and Restructuring (as defined in Schedule A) and maintenance of the enterprise legal person status and the remittance of dividends and distributions to NJPV’s shareholder. Such Governmental Authorizations are in full force and effect, and NJPV is not in receipt of any letter or notice from any Governmental Authority in the PRC notifying any such Governmental Authorization is or will be void or, nullified due to any reasons. We are not aware of any reason that would cause us to believe that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

6.	The business currently carried out by NJPV and/or contemplated expressly to be carried out by NJPV pursuant to the Basic Documents is within the scope of business permitted under its business licenses.

7.	To the best of our knowledge, NJPV is not (i) in violation of its articles of association, business licenses and any other constituent documents, (ii) in contravention of any PRC Laws, or (iii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except in the case of item (iii), where such default would not, individually or in the aggregate, have a Material Adverse Effect.

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8.	Except for those items as disclosed under Sections 7.1(a), 7.2, 7.3, 7.5, 7.6, 7.8, 7.9 and 7.11 of the Disclosure Schedule to the Subscription Agreement, NJPV has the full corporate power and authority and has obtained all necessary Governmental Authorizations under PRC Laws to own, lease, license and use its properties and other assets, and has valid title to all of its assets and properties owned by it, free and clear of any security interest, mortgage, pledge, encumbrance, claim or equity, or any third party right.

9.	All registrations or records with and applications to the relevant PRC Governmental Authorities in respect of the registrable Intellectual Property owned or used by NJPV necessary for the protection of such registrable Intellectual Property under PRC laws have been made, are valid and in full force and effect and are not subject to the payment of any taxes or the taking of any other actions not specially required by the laws and regulations of the PRC to maintain their validity or effectiveness. Except as Disclosed in the Disclosure Schedule to the Subscription Agreement, NJPV is not in violation or infringement of any proprietary asset or intellectual property of any other person or entity under PRC Laws. To the best of our knowledge, there are no pending threats, suits, claims, demands or actions alleging that NJPV has violated or infringed any propriety asset or intellectual property of any other person or entity in PRC.

10.	To the best of our knowledge, no step has been, or is being taken and no legal or administrative proceeding has been commenced or is pending or threatened against, and no order or resolution has been passed for the winding–up, dissolution, liquidation or elimination of NJPV.

11.	Each of NJPV and the Guarantors who are PRC residents (“PRC Guarantors”) is capable of suing and being sued and can be the subject of any legal proceedings in PRC courts. Neither NJPV or any PRC Guarantor nor any of its/his/her properties is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment. To the best of our knowledge, there is no claim, litigation, arbitration, administrative proceedings, or other legal process pending or threatened against NJPV or any PRC Guarantor, or involving the business or properties of NJPV, in the PRC.

12.	The execution and delivery by the Company of, and the performance by the Company of its obligations under the Basic Documents will not contravene any provision of (i) applicable PRC Law; (ii) the Articles of Association, Business License and other approval documents necessary for the due incorporation of NJPV, (iii) to the best of our judgment, any outstanding agreement or other instrument binding upon NJPV or its assets that is material to the Company, as of the date of this Opinion.

14

13.	The PRC Guarantors have full legal power to enter into, execute and deliver the Basic Documents to which they are parties. The execution and delivery by the PRC Guarantors of each of the Basic Documents have been duly conducted and the due performance by those PRC Guarantors of their obligations thereunder will not contravene or violate any current PRC Laws.

14.	To the best of our knowledge, as of the day of this Opinion, there are no examinations or audits of any tax returns or reports of NJPV by any PRC governmental agency, and NJPV has duly filed all corporate income tax returns in accordance with the legally prescribed filing schedules, and there is no material action, suit, proceeding, audit, claim or assessment pending or proposed in the PRC with respect to taxes payable by NJPV or with respect to any tax return required to be filed by NJPV and there are no material liens for taxes upon the assets of NJPV.

15.	The valid authorization, execution, delivery and performance of and compliance with the terms of the Basic Documents by the PRC Guarantors and the consummation of the transactions contemplated therein are not in contravention of any applicable PRC laws, and did not violate or conflict with, or constitute by itself or upon notice or passage of time, or both, a default under any provision in NJPV’s articles of association and business license and other approval documents if applicable, as of the date of this Opinion.

16.	All Governmental Authorizations by or with any Governmental Authority in the PRC which are required to be obtained or made for the valid authorization, execution and delivery by the parties thereto of any Basic Document to which any of the PRC Guarantors is a party have been obtained or made.

17.	Under the current PRC Laws, no taxes, stamp duties, or official withholding, fees or other charges are payable in the PRC directly imposed on the Investor in connection with the execution, delivery or enforcement of the Basic Documents.

18.	Payments under the Basic Documents, proceeds of enforcement of Basic Documents, and the proceeds of any judgment obtained in the PRC in respect of the Basic Documents may be remitted to the Investors and any dividend or distribution payable by NJPV may be remitted to the BVI Subsidiary out of the PRC, and all amounts payable to the Investors under the Basic Documents may be paid in the currency in which those amounts are expressly stated to be payable, in each case without any legal impediment under the current PRC Laws.

19.	All payments of dividends distributed by NJPV to the BVI Subsidiary during the operational term of NJPV, are exempt from any taxes or duties levied or imposed by the government of the PRC or by any department, agency, political subdivision or taxing or other authority thereof or therein under current PRC Laws; and no deductions or withholdings in the PRC are required by current PRC laws or regulations to be made therefrom, provided that the distribution of the dividends complies with the PRC Laws.

15

20.	The Investors are not required to be licensed, qualified or otherwise entitled to carry on business in the PRC in order to execute, delivery or enforce its rights under any of the Basic Documents. The Investors will not be deemed to be resident, domiciled, carrying on business or subject to taxation in the PRC only by reason of the negotiation, preparation, execution, delivery, performance or enforcement of the Basic Documents or its ownership of the Series C Preferred Shares or Ordinary Shares upon conversion.

21.	The choice of the laws of the State of New York as the governing law of the Basic Documents shall be valid choice of law under the PRC Laws and shall be recognized by a court of competent jurisdiction in the PRC against NJPV and the PRC Guarantors.

22.	Any arbitration award made in accordance with relevant clauses of the Basic Documents and the rules of Hong Kong International Arbitration Centre would be enforceable against the Company and the Guarantors by the courts of the PRC, subject to the recognition of such arbitration award by the relevant PRC courts based on the principle of reciprocity and in light of the procedural correctness and the conformity with the public interest of the PRC of such award.

23.	Each Person, either established under PRC laws or a PRC resident (each, a “Restructuring PRC Party”), which is listed in the restructuring plan as set forth in Schedule A of this Opinion (the “Restructuring Plan”), or is a party to the Deed of Undertaking in the form attached to the Series B Subscription Agreement as Exhibit F and Exhibit I, respectively, has full legal right, power and authority (corporate or otherwise) to enter into, execute and deliver the legal documents set forth in the Restructuring Plan, the Deeds of Undertaking (collectively, the “Restructuring Documents”) to which it/he/she is a party. The execution and delivery by such Restructuring PRC Party of each of the relevant Restructuring Documents and the performance by such Restructuring PRC Party of its obligations thereunder have been duly authorized by all requisite corporate action (if applicable), and the Restructuring Documents constitute the legal, valid and binding obligations of such Person in accordance with the terms thereof under current PRC Laws.

24.	The valid authorization, execution, delivery and performance of and compliance with the terms of the Restructuring Documents by the Restructuring PRC Parties and the consummation of the transaction contemplated therein are not in contravention of any applicable PRC laws, and did not and will not violate or conflict with, or constitute by itself or upon notice or passage of time, or both, a default under any provision in its current articles of association if applicable. The Restructuring Plan, whether on a stand-alone basis or taken as a whole, is in compliance with all applicable PRC laws or government policies. All Governmental Authorizations required under the Restructuring Plan as the date of this Opinion have been duly obtained, no other Government Authorizations will be required to obtain after the date hereof and no other Government Authorizations will be required to obtain in connection with the Restructuring Documents according to current PRC Laws.

16

25.	To the best of our knowledge, except for step 12, 13, 14 and 15 of the Restructuring Plan, the onshore restructuring included in the Restructuring Plan which shall be governed by and/or subject to the applicable PRC Laws (“Onshore Restructuring Plan”) has been duly completed and being implemented and such final structure contemplated in the Onshore Restructuring Plan, is in place and the Restructuring plan is in compliance with all current applicable PRC laws and is without defect under such PRC laws.

All Governmental Authorizations required with respect to the establishment of the Company and the BVI Subsidiary, the Restructuring, the issue of Equity Securities to the previous holders of Equity Securities in the BVI Subsidiary and the current holders of Equity Securities in the Company (including the issue of the Series C Preferred Shares to the Investor) have been duly obtained, are in full force and effect, and to the best of our knowledge, NJPV is not in receipt of any letter or notice from any Governmental Authority in the PRC notifying any such Governmental Authorization is or will be void or, nullified due to any reasons to the extent the above mentioned is governed by the applicable PRC Laws. To the best of our knowledge, we are not aware, as at the date of this Opinion, of any reason that would cause us to believe that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

Paragraphs 3, 5,15, 16 and 25 of this opinion are subject to the following qualification: Mr. Tingxiu Lu, Ms. Yingchun Huang and Mr. Chengrong Xu are in the process of registering with the State Administration of Foreign Exchange of the PRC the changes with respect to their respective offshore investments in connection with the incorporation of the Company and the Share Swap pursuant to the Notice on Issues in respect of Administration of Foreign Exchange regarding the Domestic Resident’s Overseas Financing through an Overseas Special Purpose Vehicle Company and Return Investment but such registrations have not been completed.

The opinion is addressed to you solely for your benefit in connection with the proposed transaction pursuant to the Transaction Documents. It may not be relied upon by anyone else or used for any other purpose.

Yours faithfully

Capitallaw & Partners

17

Schedule A

RESTRUCTURING PLAN

The Restructuring shall be undertaken as follows:

1.	Mr. Lu Tingxiu (“Mr. Lu”) and Ms. Huang Yingchun (“Ms. Huang”) shall establish Nanjing Xinde Assets Management Co., Ltd (“Xinde”), holding 64.79% and 35.21% of the equity interest in Xinde respectively.

2.	Xinde shall acquire all equity interest in NJPV from CEEG, and Mr. Yang Huaijin and Mr. Ted Szpitalak shall transfer all of their equity interests in NJPV to Mr. Zhao Jianhua (“Mr. Zhao”), Mr. Zhang Fengming (“Mr. Zhang”), Ms. Wang Aihua (“Ms. Wang”) and Xinde. The shareholding structure of NJPV shall be as follows:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)
10,800,000.00	Nanjing Xinde Assets Management Co., Ltd.	56%
	Zhao Jianhua	15%
	Zhang Fengming	24%
	Wang Aihua	5%

3.	Each of Mr. Lu and Ms. Huang, and to the extent permitted by applicable Law Mr. Xu Chengrong (“Mr. Xu”), shall establish a limited liability company in the BVI (“Lu BVI”, “Huang BVI” and “Xu BVI,” respectively), with Ms. Huang holding the shares of Huang BVI on behalf of the employees of CEEG, provided that each of them shall have completed relevant foreign exchange registration regarding the overseas investment by PRC residents and subsequent round-trip investment.

4.	Mr. Zhao and Ms. Wang shall jointly establish a limited liability company in the BVI (“Zhao/Wang BVI”) and Mr. Zhang shall establish a limited liability company in the BVI (“Zhang BVI”).

5.	BVI Subsidiary shall acquire all equity interests in NJPV from its then shareholders (the “NJPV Acquisition”) and convert NJPV from a Chinese-foreign equity joint venture enterprise into a wholly foreign owned enterprise, as evidenced by, among other approvals and consents required on the part of all relevant Governmental Authorities, the issuance of the revised foreign investment approval certificate and new business license of NJPV attesting to NJPV’s conversion from a Chinese-foreign joint venture into a wholly-foreign owned enterprise whose 100% equity interest is owned by the BVI Subsidiary (collectively, the “Red Chip Approvals”). Under NJPV Acquisition, the purchase price payable by the BVI Subsidiary to each of Mr. Zhao, Mr. Zhang and Ms. Wang (the “Founder Proceeds”) shall be at the nominal value of US$1.00, and the purchase price payable by the BVI Subsidiary to Xinde (the “Xinde Proceeds”) shall be at the appraised price based on the net assets of NJPV. The Founder Proceeds and the Xinde Proceeds shall not be paid by the BVI Subsidiary until all Red Chip Approvals have been obtained. The existing shareholders of NJPV shall sign an agreement to terminate the then effective equity joint venture contact and articles of association of NJPV, while the BVI Subsidiary shall execute the amended and restated articles of association of NJPV, pursuant to which the amount of the registered capital and total investment of NJPV shall be increased accordingly such that all the funding the BVI Subsidiary will receive from the Series A Investor and the Series B Investors can be channeled into NJPV by registered capital contribution and/or shareholder’s loan.

6.	The BVI Subsidiary shall submit the documents as provided in Step 5 and other required documents to the original examination and approval authority for its approval on such acquisition. After the issuance of such approval, NJPV shall obtain a revised foreign investment approval certificate, pursuant to which NJPV shall be converted into a wholly foreign owned enterprise with the BVI Subsidiary as its sole shareholder.

7.	Immediately prior to the issuance of the revised foreign investment approval certificate, Lu BVI, Huang BVI, Xu BVI (if applicable), Zhao/Wang BVI and Zhang BVI shall respectively fully exercise the warrants they shall receive as part of the Series A Transaction to purchase Ordinary Shares, and become the holders of Ordinary Shares and the controlling shareholders of the BVI Subsidiary.

8.	After obtaining the revised foreign investment approval certificate, NJPV shall apply to the local administration for industry and commerce for change registration and shall obtain a revised business license.

9.	After NJPV obtains the revised business license and upon fulfillment or waiver of all other conditions in the Series B Subscription Completion shall occur, and the Series B Investors shall each pay up its Relevant Consideration and be issued its Relevant Subscribed Shares.

10.	The BVI Subsidiary shall immediately pay all purchase prices to Xinde, Mr. Zhao, Mr. Zhang and Ms. Wang with respect to the acquisition stipulated in Step 6, including the Xinde Proceeds.

11.	Upon Xinde’s receipt of Xinde Proceeds, NJPV shall promptly handle the relevant foreign exchange settlement procedures and foreign exchange registration for share purchase by foreign investment with the local foreign exchange authority, and obtain the revised foreign exchange registration certificate.

12.	Upon the completion of foreign exchange settlement, Xinde shall, immediately and within three working days, advance the Xinde Proceeds (without any deduction) to NJPV as either an entrustment loan through a licensed PRC bank or through an alternative method agreed to by the BVI Subsidiary, NJPV and Series B Investors.

2

13.	If an entrustment loan is made pursuant to Step 12 above, Xinde shall take all feasible measures, as permitted by PRC law and agreed by the Series A Investor and the Series B Investors, as soon as possible (no later than the QIPO), to discharge, waive, deduct or set off the liability against NJPV arising from such loan. The detailed plan shall be determined within 90 days after the Completion Date, provided that the objectives set forth in Part 2 below shall be achieved.

14.	Xinde shall bear all taxes arising under applicable Law with respect to any and all transfers of the Xinde Proceeds occurring as part of Steps 10 to 13 above without deducting any amount of such taxes from or otherwise satisfying the payment of such taxes using the Xinde Proceeds.

15.	After the completion of Step 13, Xinde shall be dissolved or terminated promptly.

16.	The BVI Subsidiary shall allot and issue B Preferred Shares to Series B Investors.

17.	The Company, through a share swap transaction (the “Share Swap”), shall acquire all issued and outstanding shares of the BVI Subsidiary and made the latter its wholly owned subsidiary. In implementing the Share Swap, the BVI Subsidiary’s existing shareholders shall sell all of their shares (including Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares) of the BVI Subsidiary to the Company in exchange for the same percentage of the total issued share capital of the Company on an as converted basis as it held in the BVI Subsidiary prior to the Share Swap, with each shareholder being issued shares in the Company of the same type and class of securities as it held in the BVI Subsidiary prior to the Share Swap.

18.	Concurrently with the Share Swap, the BVI Subsidiary shall assign all of its rights and transfer all of its obligations, including those under the Series A Transaction and the Series B Transaction, to the Company for the Transfer and Assumption of Obligations under the Series B Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement.

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SCHEDULE 9

OWNED PROPERTIES

1. NJPV Premises

On February 16, 2006, NJPV entered into a State-owned Land Grant Contract (“Land Grant Contract”) with Nanjing State Land and Resource Bureau, Jiangning Branch (“Jiangning Land Bureau”), pursuant to which NJPV has been granted, retroactively commencing from the approval date of November 12, 2004, a 50-year land use right over a piece of a land of 53,434.1 square meters located within the boundary between south of Focheng Road and west of Shuige Road in Jiangjing Development Zone. The grant fee of such land use right is RMB 314 per square meter. The land use right is granted for industrial purposes.

On February 20, 2006, Jiangning Land Bureau issued an Approval Notice to approve the Land Grant Contract. NJPV obtained the State-Owned Land Use Right Certificate as of March 28, 2006.

2. NJPV Structures

On October 29, 2004, Nanjing Jiangning District Planning Bureau issued a Planning Permit for Construction Project of NJPV, permitting it to build a research and development building, a multi-functional building and two solar cell workshops with the total area of 14,087.59 square meters (the “Construction Project”).

On November 18, 2004, NJPV obtained the Construction Work Permit issued by Nanjing Jingning District Construction Bureau for the Construction Project.

However, NJPV has not obtained the corresponding building ownership certificates. NJPV has been applying for such building ownership certificates after the State-Owned Land Use Right Certificate was issued on March 28, 2006.

SCHEDULE 10

PERSONS SUBJECT TO OFFSHORE EMPLOYMENT AGREEMENT

Zhao Jianhua

Wang Aihua

Zhang Fengming

SCHEDULE 11

PERSONS SUBJECT TO ONSHORE EMPLOYMENT AGREEMENT

Lu Tingxiu

Zhao Jianhua

Wang Aihua

Zhang Fengming

Yin Guangyou

Xu Chengrong

Zhu Zhiping

SCHEDULE 12

CERTAIN INTELLECTUAL PROPERTY CONTRIBUTED BY ZHAO JIAN

HUA AND WANG AI HUA

As described in a letter dated February 21, 2006 by Martin A. Green of the University of New South Wales, Centre of Excellence for Advance Silicon Photovoltaics and Photonics, and addressed to the Board of Directors of NJPV:

“Screen printed p-type silicon solar cell manufacturing technology, involving the standard steps of texturing etch, phosphorus diffusion, edge isolation plasma etch, PECVD SiNx deposition, screen printing front and rear Ag and Al contact metal, firing the pastes, testing, sorting and packing.”

SCHEDULE 13

CEEG TRADEMARKS

CEEG

SCHEDULE 14

FORM OF MONTHLY MANAGEMENT REPORT

China Sunergy Co. Ltd. / Nanjing PV-Tech Co. Ltd.

Monthly Report					Month:

PRODUCTION	125mm Mono	156mm Mono	125mm Poly	156mm Poly	Total	Average
Total Output (Watt)					—
Average Conversion Efficiency						n/a
Average Capacity per Wafer

Normal Quality Wafers
Substandard Wafers
Wafer Breakage
Breakage Rate	n/a	n/a	n/a	n/a		n/a

ORDERS AND BACKLOG	MW		Estimated Value (RMB mn)

Order Backlog - Beginning
New Order
Delivery
Adjustment to Estimated Value
Order Backlog - Ending	—		—

PROCUREMENT AND INVENTORY	MW Equivalent	Value (RMB mn)
Silicon Procurement
Contract Backlog - Beginning
New Contracts Signed
Shipment Received
Contract Backlog - Ending	—	—

Raw Material Inventory - Beginning
Silicon
Others

Usage This Month
Silicon
Others

Procured This Month
Silicon
Others

Raw Material Inventory - Ending
Silicon		—
Others		—

Finished Goods Inventory - Beginning
Normal Quality
Substandard Quality

Production This Month
Normal Quality
Substandard Quality

Shipment This Month
Normal Quality
Substandard Quality

Finished Goods Inventory - Ending
Normal Quality	—	—
Substandard Quality	—	—

Work-in-Progress at Month’s End

TURNOVER AND COST OF SALES

Revenue (RMB mn)
Unit Sold (MW)
Average Selling Price (RMB per watt)	n/a

Cost of Sales (RMB mn)
Unit Cost (RMB per watt)	n/a

FINANCIALS

	This Month	Year to Date	Adjustments*	Adj. Year to Date
(RMB in millions)
Revenue				—
Cost of Sales				—
% revenue	n/a	n/a		n/a

Business Taxes				—

Gross Profits	—	—	—	—
% margin	n/a	n/a		n/a

Selling Expenses				—
% revenue	n/a	n/a		n/a

General & Administrative Expenses				—
% revenue	n/a	n/a		n/a

Other Operating Income / (Expenses)—Net				—

Operating Income	—	—		—
% margin	n/a	n/a		n/a

Other Income / (Expenses)				—

Interest Expenses				—

Profit Before Tax	—	—		—
% margin	n/a	n/a		n/a

Income Tax			—
Tax Rate	n/a	n/a	n/a

Net Income	—	—	—
% margin	n/a	n/a	n/a

* Please provide details on adjustments /

	Month - Beginning	Month - Ending
Cash & Equivalents
Pledged Bank Deposits
Trade Receivables
Inventories
Other Receivables (Please Elaborate)
Land Lease Premium—Current Portion

CURRENT ASSETS	—	—

Property, Plant & Equipment
Intangible Assets
Land Lease Premium

NON-CURRENT ASSETS	—	—

TOTAL ASSETS	—	—

Short Term Borrowings
Trade Payables
Other Payables and Advance

CURRENT LIABILITIES	—	—

Long Term Borrowings

NON-CURRENT LIABILITIES	—	—
Paid-in Capital
Retained Earnings / (Accumulated Losses)

SHAREHOLDERS’ EQUITY	—	—

TOTAL LIABILITIES & EQUITY	—	—

DEBTS AND BORROWINGS

Name of Bank / Lender	Amount (mn)	Term	Due Date	Guarantee / Collateral

SCHEDULE 15

PROCEEDS ACCOUNT

Beneficiary Name:	China Sunergy Co., Ltd.

Currency:	USD

A/C No:	1742454904

A/C Nature:	USD Offshore Account

Beneficiary Bank:	Citibank. N.A. Shanghai Branch

Address:	No. 33, Hua Yuan Shi Qiao Road, Lu Jia Zui Finance and Trade

Zone, Shanghai, P.R.China, 200120

SWIFT:	CITICNSX

Correspondent Bank:	Citibank. N.A. NewYork Branch

SWIFT:	CITIUS33

USD AC No:	36076824

SCHEDULE 16

RESTRUCTURING

The completed Restructuring (other than items 12 to 14) is as follows:

1.	Mr. Lu Tingxiu (“Mr. Lu”) and Ms. Huang Yingchun (“Ms. Huang”) shall establish Nanjing Xinde Assets Management Co., Ltd (“Xinde”), holding 64.79% and 35.21% of the equity interest in Xinde respectively.

2.	Xinde shall acquire all equity interest in NJPV from CEEG, and Mr. Yang Huaijin and Mr. Ted Szpitalak shall transfer all of their equity interests in NJPV to Mr. Zhao Jianhua (“Mr. Zhao”), Mr. Zhang Fengming (“Mr. Zhang”), Ms. Wang Aihua (“Ms. Wang”) and Xinde. The shareholding structure of NJPV shall be as follows:

Registered Capital of NJPV (USD)	Shareholders	Equity Interest (Percentage)
10,800,000.00	Nanjing Xinde Assets Management Co., Ltd.	56%
	Zhao Jianhua	15%
	Zhang Fengming	24%
	Wang Aihua	5%

3.	Each of Mr. Lu and Ms. Huang, and to the extent permitted by applicable Law Mr. Xu Chengrong (“Mr. Xu”), shall establish a limited liability company in the BVI (“Lu BVI”, “Huang BVI” and “Xu BVI,” respectively), with Ms. Huang holding the shares of Huang BVI on behalf of the employees of CEEG, provided that each of them shall have completed relevant foreign exchange registration regarding the overseas investment by PRC residents and subsequent round-trip investment.

4.	Mr. Zhao and Ms. Wang shall jointly establish a limited liability company in the BVI (“Zhao/Wang BVI”) and Mr. Zhang shall establish a limited liability company in the BVI (“Zhang BVI”).

5.	BVI Subsidiary shall acquire all equity interests in NJPV from its then shareholders (the “NJPV Acquisition”) and convert NJPV from a Chinese-foreign equity joint venture enterprise into a wholly foreign owned enterprise, as evidenced by, among other approvals and consents required on the part of all relevant Governmental Authorities, the issuance of the revised foreign investment approval certificate and new business license of NJPV attesting to NJPV’s conversion from a Chinese-foreign joint venture into a wholly-foreign owned enterprise whose 100% equity interest is owned by the BVI Subsidiary (collectively, the “Red Chip Approvals”). Under NJPV Acquisition, the purchase price payable by the BVI Subsidiary to each of Mr. Zhao, Mr. Zhang and Ms. Wang (the “Founder Proceeds”) shall be at the nominal value of US$1.00, and the purchase price payable by the BVI Subsidiary to Xinde (the “Xinde Proceeds”) shall be at the appraised price based on the net assets of NJPV. The Founder Proceeds and the Xinde Proceeds shall not be paid by the BVI Subsidiary until all Red Chip Approvals have been obtained. The existing shareholders of NJPV shall sign an agreement to terminate the then effective equity joint venture contact and articles of association of NJPV, while the BVI Subsidiary shall execute the amended and restated articles of association of NJPV, pursuant to which the amount of the registered capital and total investment of NJPV shall be increased accordingly such that all the funding the BVI Subsidiary will receive from the Series A Investor and the Series B Investors can be channeled into NJPV by registered capital contribution and/or shareholder’s loan.

6.	The BVI Subsidiary shall submit the documents as provided in Step 5 and other required documents to the original examination and approval authority for its approval on such acquisition. After the issuance of such approval, NJPV shall obtain a revised foreign investment approval certificate, pursuant to which NJPV shall be converted into a wholly foreign owned enterprise with the BVI Subsidiary as its sole shareholder.

7.	Immediately prior to the issuance of the revised foreign investment approval certificate, Lu BVI, Huang BVI, Xu BVI (if applicable), Zhao/Wang BVI and Zhang BVI shall respectively fully exercise the warrants they shall receive as part of the Series A Transaction to purchase Ordinary Shares, and become the holders of Ordinary Shares and the controlling shareholders of the BVI Subsidiary.

8.	After obtaining the revised foreign investment approval certificate, NJPV shall apply to the local administration for industry and commerce for change registration and shall obtain a revised business license.

9.	After NJPV obtains the revised business license and upon fulfillment or waiver of all other conditions in the Series B Subscription Completion shall occur, and the Series B Investors shall each pay up its Relevant Consideration and be issued its Relevant Subscribed Shares.

10.	The BVI Subsidiary shall immediately pay all purchase prices to Xinde, Mr. Zhao, Mr. Zhang and Ms. Wang with respect to the acquisition stipulated in Step 6, including the Xinde Proceeds.

11.	Upon Xinde’s receipt of Xinde Proceeds, NJPV shall promptly handle the relevant foreign exchange settlement procedures and foreign exchange registration for share purchase by foreign investment with the local foreign exchange authority, and obtain the revised foreign exchange registration certificate.

12.	Upon the completion of foreign exchange settlement, Xinde shall, immediately and within three working days, advance the Xinde Proceeds (without any deduction) to NJPV as either an entrustment loan through a licensed PRC bank or through an alternative method agreed to by the BVI Subsidiary, NJPV and Series B Investors.

13.	If an entrustment loan is made pursuant to Step 12 above, Xinde shall take all feasible measures, as permitted by PRC law and agreed by the Series A Investor and the Series B Investors, as soon as possible (no later than the QIPO), to discharge, waive, deduct or set off the liability against NJPV arising from such loan. The detailed plan shall be determined within 90 days after the Completion Date, provided that the objectives set forth in Part 2 below shall be achieved.

14.	Xinde shall bear all taxes arising under applicable Law with respect to any and all transfers of the Xinde Proceeds occurring as part of Steps 10 to 13 above without deducting any amount of such taxes from or otherwise satisfying the payment of such taxes using the Xinde Proceeds.

15.	After the completion of Step 13, Xinde shall be dissolved or terminated promptly.

16.	The BVI Subsidiary shall allot and issue B Preferred Shares to Series B Investors.

17.	The Company, through a share swap transaction (the “Share Swap”), shall acquire all issued and outstanding shares of the BVI Subsidiary and made the latter its wholly owned subsidiary. In implementing the Share Swap, the BVI Subsidiary’s existing shareholders shall sell all of their shares (including Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares) of the BVI Subsidiary to the Company in exchange for the same percentage of the total issued share capital of the Company on an as converted basis as it held in the BVI Subsidiary prior to the Share Swap, with each shareholder being issued shares in the Company of the same type and class of securities as it held in the BVI Subsidiary prior to the Share Swap.

18.	Concurrently with the Share Swap, the BVI Subsidiary shall assign all of its rights and transfer all of its obligations, including those under the Series A Transaction and the Series B Transaction, to the Company for the Transfer and Assumption of Obligations under the Series B Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement.

EXHIBIT A

FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT B

FORM OF SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Schedule 4 of the Subscription Agreement dated as of             , 2006 (the “Agreement”) by and among CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the Cayman Islands, with its registered address at the offices of Codan Trust Company (Cayman) Limited at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, Cayman Islands (the “Company”); THE INVESTORS as listed in Schedule 1 to the Agreement; and THE GUARANTORS as listed in Schedule 2 to the Agreement, and should be considered an integral part of the Agreement.

Unless the context otherwise requires, all capitalized terms that are used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers in Schedule 4 of the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other sections hereof where it is reasonably apparent on its face that such disclosure is applicable, whether or not a specific cross reference is included.

No disclosure in this Disclosure Schedule relating to any possible breach, conflict, default or violation of any contract or law or otherwise shall be construed as an admission or indication of any liability or that any breach, conflict, default or violation exists or has actually occurred.

The headings contained in this Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule.

Section 3.1

1.	In connection with the incorporation of the Company and the Share Swap, Mr. Tingxiu Lu, Ms. Yingchun Huang and Mr. Chengrong Xu are in the process of registering the changes with respect to their respective offshore investments with the State Administration of Foreign Exchange of the PRC but such registrations have not been completed.

Section 3.2

See disclosure in Section 3.1.

Section 6.2

1.	NJPV has not obtained the building ownership certificates for its research and development building, multi-functional building and two solar cell workshops. NJPV has been applying for such building ownership certificates after the State-Owned Land Use Right Certificate was issued on March 28, 2006.

Section 6.3

See disclosure in Section 6.2.

Section 6.7

See disclosure in Section 6.2.

Section 6.8

See disclosure in Section 6.2.

Section 6.9

1.	See disclosure in Section 6.2.

Section 7.1(a)

The representations and warranties contained in Section 7.1(a) are not applicable to the item listed in Section 7.2(1) of this Disclosure Schedule below.

Section 7.2

1. Patent Applications

a. Application No.: 200510039002.2

Name of Invention: A Method Regarding Structure and Manufacture of Silicon

Solar Cells

Application Date: April 21, 2005

Applicant: CEEG (Nanjing) PV-Tech Co., Ltd

This pending patent application concerns the structure and manufacture method of N-type solar cells. To the knowledge of NJPV and the Guarantors, no third party right, claim or other challenge has been asserted with respect to the Intellectual Property as set forth in such application as of the date hereof; however, it is uncertain whether such Intellectual Property will be subject to any rights, claims or other challenges from third parties in the future.

b. Application No.: 200620068809.9

Name of Utility Model: N-type Silicon Solar Power Cells

Application Date: January 24, 2006

This pending patent application concerns the structure and manufacture method of N-type solar cells. To the knowledge of NJPV and the Guarantors, no third party right, claim or other challenge has been asserted with respect to the Intellectual Property as set forth in such application as of the date hereof; however, it is uncertain whether such Intellectual Property will be subject to any rights, claims or other challenges from third parties in the future.

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c. Application No.: 2006200688110.1

Name of Utility Model: N-type Silicon Solar Power Cells with [Front Surface

Passivation N-type Diffusion Layer]

Application Date: January 24, 2006

This pending patent application concerns the structure and manufacture method of N-type solar cells. To the knowledge of NJPV and the Guarantors, no third party right, claim or other challenge has been asserted with respect to the Intellectual Property as set forth in such application as of the date hereof; however, it is uncertain whether such Intellectual Property will be subject to any rights, claims or other challenges from third parties in the future.

2. License Agreement, by and between NJPV and CEEG Group Co., Ltd. (the “CEEG”) with respect to the registered trademark “CEEG”.

3. Letter of Consent Regarding Use of Trademark, undated, issued by CEEG to NJPV with respect to the trademark “CEEG” for which the CEEG has already filed a Trademark Registration Application.

4. Trademark Applications

a. Application Agency Number: ZC0608038

Trademark Applied for: NPV

Trademark Agent: Nanjing Zheng Dao Trademark Service Office Co., Ltd.

b. Application Agency Number: ZC0608039

Trademark Applied for: SUNERGY

Trademark Agent: Nanjing Zheng Dao Trademark Service Office Co., Ltd.

c. Application Agency Number: ZC0608040

Trademark Applied for: a logo

Trademark Agent: Nanjing Zheng Dao Trademark Service Office Co., Ltd.

d. Application Agency Number: ZC0608041

Trademark Applied for: a logo

Trademark Agent: Nanjing Zheng Dao Trademark Service Office Co., Ltd.

e. Application Agency Number: ZC0608042

Trademark Applied for: a logo

Trademark Agent: Nanjing Zheng Dao Trademark Service Office Co., Ltd.

To the knowledge of NJPV and the Guarantors, no third party right, claim or other challenge has been asserted with respect to the Intellectual Property as set forth in the foregoing trademark applications as of the date hereof; however, it is uncertain whether such Intellectual Property will be subject to any rights, claims or other challenges from third parties in the future.

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Section 7.3

See Section 7.2(2) of this Disclosure Schedule.

Section 7.5

None.

Section 7.6

None

Section 7.8

None

Section 7.9

See Section 7.2(1) of this Disclosure Schedule.

Section 7.11

See Section 7.2(1) of this Disclosure Schedule.

Section 8.1

A.	Sales Contracts and Contracts to Process Customer-Owned Materials

1.	Supply Contract, dated November 11, 2005, between the NJPV and S.E. PROJECT S.r.l. (as the buyer)

2.	Sales Contract, signed on November 18, 2005, between the NJPV and Zhejiang Gong Yuan Electrical Machine Co., Ltd.

3.	Sales Contract, dated April 4, 2006, between NJPV and Zhejiang Gong Yuan Electrical Machine Co., Ltd.

4.	Supply Contract, dated December 2, 2005, between the NJPV and Renergies Italia srl (as the buyer)

5.	Sales Contract, signed on December 7, 2005, between the NJPV and Wuxi Xin Te Er Science & Technology Co., Ltd.

6.	Supply Contract, signed on December 28, 2005, between the NJPV and GIRASOLAR BV (as the buyer)

7.	Supply Contract, dated March 29, 2006, between NJPV and GIRASOLAR BV (as the buyer)

4

8.	Sales Contract, signed in December 2005, between the NJPV and Shanghai Ding Yi Sheng Industrial Co., Ltd., as supplemented by a supplementary agreement signed on July 31, 2006

9.	Sales Contract, dated December 30, 2005, between the NJPV and Shanghai Yu Xian Solar Energy Electric Power Science & Technology Co., Ltd., as supplemented by a supplementary agreement dated July 31, 2006

10.	Sales Contract, dated February 10, 2006, between the NJPV and Changzhou City Jing Da Machinery Industrial Co., Ltd., as supplemented by a supplementary agreement dated July 26, 2006

11.	Sales Contract, dated January 13, 2006, between the NJPV and Wuxi Guo Fei Green Energy Co., Ltd.

12.	Supply Contract, dated February 24, 2006, between the NJPV and Energetica International Trade GmbH (as the buyer)

13.	Supply Contract, dated March 1, 2006, between NJPV and Emmvee Solar Systems Private Ltd (as the buyer).

14.	Sales Contract, dated March 29, 2005, between NJPV and Shangdong Li Nuo PV Hi-Tech Co., Ltd. (as the buyer)

15.	Sales Contract, dated March 30, 2006, between NJPV and Wuxi Guo Fei Green Energy Co., Ltd., as supplemented by a supplementary agreement dated July 18,

16.	Supply Contract, dated May 25, 2006, between NJPV and Hyundai Heavy Industries Co., Ltd. (as the buyer)

B.	Purchase Contracts

1.	Contract, dated April 28, 2005, between the NJPV and Roth & Rau AG, regarding SiNA Antireflective Coating Equipment for Crystalline Silicon Solar Cells

2.	Purchase Contract, dated March 8, 2006, between the NJPV and Baccini Spa of Treviso Italy, regarding Automatic Printing (rotary table) & Drying & Sorting & Testing Line for Solar Cells

3.	Contract, dated March 11, 2006, between the NJPV and C.ILLIES & CO. HANDELSGESELLSCHAFT MBH, regarding Fast Firing Furnace DO11800-300-FF-HTO-CANtrol

4.	Contract, dated April 24, 2006, between NJPV and Roth & Rau AG, regarding SiNA Antireflective Coating Equipment for Crystalline Silicon Solar Cells

5

5.	Contract for Sale of Industrial Products, dated March 19, 2006, between NJPV and Beijing Qi Xing Hua Chuang Electric Company Limited by Shares, regarding 8451 programmed diffusion system

6.	Long Term Supply Agreement, dated August 24, 2004, between the NJPV and Jiangsu Shun Da Semi-conductor Development Co., Ltd.

7.	Long Term Supply Agreement, dated May 2005, between the NJPV and Shandong Li Nuo PV Hi-Tech Co., Ltd.

8.	Purchase and Sales Contract, dated May 21, 2005, between the NJPV and Shanghai Yu Xian Solar Energy Electric Power Science & Technology Co., Ltd.

9.	Framework Agreement, dated June 20, 2005, between the NJPV and Zhejiang Jing Gong Photovoltaic Co., Ltd.

10.	Long Term Supply Agreement, dated August 29, 2005, between the NJPV and Shanghai Comtec Semiconductor Co., Ltd.

11.	Sales & Purchase Contract, dated November 28, 2005, between the NJPV and Zhejiang Yu Hui Solar Energy Co., Ltd., as amended by a supplementary agreement dated July 25, 2006

12.	Agreement, signed on August 2, 2006, among NJPV, NEWI-Solar GmbH and Ruiyu Solar Energy Technology Co., Ltd regarding solar cell contract YGX060412001G

13.	Processing Contract, dated December 1, 2005, between the NJPV and Konca Solar Cell (Wuxi) Co., Ltd.

14.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

15.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z1) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

16.	Industrial Products Purchase and Sales Contract (No. NJPV-20051209-Z3) (8Inch), dated December 9, 2005, between the Operating and KaiWa Hong Kong Limited

17.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-1), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

18.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-2), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

6

19.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-3), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

20.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-4), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

21.	Industrial Products Purchase and Sales Contract (No. NJPV2005CF1220-5), dated December 20, 2005, between the Operating and KaiWa Hong Kong Limited

22.	Industrial Products Purchase and Sales Contract, dated December 20, 2005, between the NJPV and Shanghai Qun Ying Machinery Co., Ltd.

23.	Contract, dated January 9, 2006, between the Operating and KaiWa Hong Kong Limited

24.	Contract, dated February 8, 2006, between NJPV and KaiWa Hong Kong Limited

25.	Industrial Products Purchase and Sales Contract, dated January 24, 2006, between the NJPV and Guangzhou City Ru Xing Science & Technology

26.	Industrial Products Purchase and Sales Contract, dated April 24, 2006, between NJPV and Nanjing Shenyu Science & Technology Co., Ltd.

27.	Industrial Products Purchase and Sales Contract, dated April 13, 2006, between NJPV and Shanghai Jing Jian Trading Co., Ltd.

28.	Contract (No. 051104-1), undated, between NJPV and Sunlight Group Inc.

29.	Contract (No. 060424), dated April 24, 2006, between NJPV and Sunlight Group Inc.

30.	Contract, dated May 29, 2006, between NJPV and Sunlight Group Inc.

31	Contract, dated April 3, 2006, between NJPV and Lanxess Hong Kong Limited.

32	Industrial Products Purchase and Sales Contract, dated May 19, 2006, between NJPV and Gold Name International Ltd.

33.	Industrial Products Purchase and Sales Contract, dated July 11, 2006, between NJPV and Gold Name International Ltd.

34.	Toll Manufacturing Contract, dated April 20, 2006, between NJPV and Tian Wei Ying Li New Energy Co., Ltd.

7

35.	Product Purchase Contract, dated June 16, 2006, between NJPV and Jiaxing Jia Jing Electronics Co., Ltd.

36.	Industrial Products Purchase and Sales Contract, dated March 31, 2006, between NJPV and Jiangsu Shun Da Semi-conductor Development Co., Ltd.

37.	Processing Contract, dated March 31, 2006, between NJPV and Jiangsu Shun Da Semi-conductor Development Co., Ltd.

38.	Industrial Products Contract, dated March 31, 2006, between NJPV and Jiangsu Shun Da Semi-conductor Development Co., Ltd.

39.	Invoice, dated April 12, 2006, issued by Dutchsolar BV to Nanjing PV

40.	Purchase Contract, undated, between NJPV and Solargy GmbH

41.	Sales Contract, dated July 30, 2006, between NJPV and Alternate Energy Solutions Inc.

42.	Product Purchase Contract, dated August 15, 2006, between NJPV and Jiangxi Saiwei LDK Solar Energy Hi-tech Co., Ltd.

43.	Letter of Intent, dated July 28, 2006, between NJPV and Zhenjiang Bao Hong PV Co., Ltd.

44.	Contract, dated August 1, 2006, between NJPV and Cheng Jing Enterprise Co., Ltd.

45.	Product Sales Contract, dated August 17, 2006, between NJPV and Nanjing Zhong Dian International Trade Co., Ltd.

46.	Purchase and Sale Contract, dated August 17, 2006, between NJPV and Jiangyin City Hai Run Science and Technology Co., Ltd.

47.	Sales and Purchase Basic Agreement, signed on August 17, 2006, between NJPV and TKX Co., Ltd.

48.	Contract, dated August 17, 2006, between NJPV and Sunlight Group Inc., as supplemented by a supplementary agreement dated August 25, 2006.

49.	Contract, dated August 25, 2006, between NJPV and Sunlight Group Inc.

8

C.	Loan Contracts

List of the Loan Contracts entered into by the NJPV as a borrower:

Lender	Date of Contract	Borrowing Term (mm/dd/yy- mm/dd/yy)	Principal (Million)	Notes

Nanjing City Commercial Bank	November 23, 2004	11/18/04-11/18/07	RMB50	Mortgage required once the project of the NJPV is completed, and prior written consent required regarding equity transfer.

Huaqiao Road Branch of Nanjing City Commercial Bank	January 23, 2006	01/23/06-01/23/07	RMB60	Prior consent is required regarding issues affecting repayment of the debt.

Nanjing Branch of China Merchants Bank	July 14, 2005	07/14/05-07/14/06	RMB20	Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China Merchants Bank	March 2, 2006	03/02/06-03/02/07	RMB20	Prior notice to the Lender is required regarding equity transfer.

Nanjing Branch of China CITIC Bank	January 6, 2006	01/06/06-01/06/07	RMB25	Prior consent is required regarding equity transfer.

Nanjing Branch of China CITIC Bank	February 23, 2006	02/23/06-02/23/07	RMB25	Prior notice to the Lender is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	August 2, 2005	08/02/05-08/01/06	RMB10	Prior consent is required regarding equity transfer.

Nanjing Xinjiekou Branch of China Construction Bank	October 24, 2005	10/24/05-10/23/06	RMB20	Prior consent is required regarding issues affecting repayment of the debt.

Nanjing Branch of Bank of Communications	October 31, 2005	10/31/05-10/26/07	RMB20	Prior consent is required regarding equity transfer.

Nanjing Branch of Bank of Communications	October 31, 2005	10/31/05-10/26/06	RMB10	Prior consent is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	March 23, 2006	03/23/06-09/22/06	RMB20	Prior consent is required regarding equity transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	June 5, 2006	06/05/06-06/04/07	RMB50	Prior consent is required regarding equity transfer.

9

Nanjing Branch of China Merchants Bank	July 24, 2006	07/24/06-07/24/07	RMB20	Prior notice to the Lender is required regarding equity transfer.

Nanjing Yuhuatai Sub-branch of Agricultural Bank of China	July 27, 2006	07/27/2006-03/20/2007	RMB50	Prior consent is required regarding equity or asset transfer.

Nanjing Yuhuatai Sub-branch of Agricultural Bank of China	July 28, 2006	07/28/2006-04/20/2007	RMB50	Prior consent is required regarding equity or asset transfer.

Nanjing Hanfu Branch of Industrial and Commerce Bank of China	July 28, 2006	07/28/06-07/27/07	RMB10	Prior consent is required regarding equity transfer.

Nanjing Yuhuatai Sub-branch of Agricultural Bank of China	August 1, 2006	08/01/2006-05/21/2007	RMB50	Prior consent is required regarding equity or asset transfer.

D.	Series A Financing Agreements

1.	Warrant Purchase Agreement, dated March 8, 2006, by and among NJPV, the BVI Subsidiary and PraxCapital Fund II, L.P., and certain other persons.

2.	Loan Agreement, dated March 8, 2006, by and between NJPV and the BVI Subsidiary

3.	Asset Mortgage Agreement dated March 8, 2006, by and between NJPV and the BVI Subsidiary

4.	Equity Transfer Agreement by and among the BVI Subsidiary, Nanjing Xinde Asset Management Co., Ltd, Zhao Jianhua, Wang Aihua and Zhang Fengming.

E. Series B Financing Agreements

1.	Subscription Agreement, dated April 4, 2006, by and among NJPV, the BVI Subsidiary, Exuberance Investment Limited, Gersec Trust Reg. China Environment Fund 2004, LP, and certain other persons specified therein.

2.	Shareholders’ Agreement dated May 4, 2006, by the BVI Subsidiary, the Series A Investor and the Series B Investors, and certain other persons.

3.	Registration Rights Agreement dated May 4, 2006, by the BVI Subsidiary and the Series B Investors.

10

4.	Indemnification Agreement dated May 4, 2006, by the BVI Subsidiary and its directors

5.	Deed of Undertaking dated May 4, 2006

6.	CEEG Deed of Undertaking dated May 4, 2006

F. Insurance Agreement

Insurance Carrier	Policy No.	Type of Insurance	Policy Period	Coverage	Premium (RMB)	Total Sum Insured (RMB)
Tian’an Insurance Co., Ltd.	0400005413	Property All Risks Insurance	November 17, 2005 to November 16, 2006	FN1.	51,321.15	73,315,933

	0500002413	Property All Risks Insurance	February 28, 2006 to November 16, 2006		5,699.75	9,579,411.44

	0500002414	Property All Risks Insurance	February 28, 2006 to November 16, 2006		15,302.77	25,718,944

	0500002422	Property All Risks Insurance	June 3, 2006 to November 16, 2006		9,646.34	22,967,469

	0400000464	Machinery Breakdown Insurance	November 17, 2005 to November 16, 2006	FN2.	32,876.75	41,095,933.02

	050000679	Machinery Breakdown Insurance	February 28, 2006 to November 16, 2006		6,514	9,579,411.44

	050000680	Machinery Breakdown Insurance	February 28, 2006 to November 16, 2006		20,575.16	25,718,944.07

	050000684	Machinery Breakdown Insurance	June 3, 2006 to November 16, 2006		11,024.39	22,967,469

FN1. Any physical loss of or damage to fixed assets insured as listed thereunder respectively during the period of insurance, arising from any natural hazards or accident other than those specifically excluded

FN2. Any physical loss or damage to the machinery and its associated equipment insured respectively during the period of insurance arising from any sudden and unforeseen accident or caused by (i) faulty design, faults at workshop or in erection, defects in casting and material; (ii) faulty operation, lack of skill, bad workmanship, negligence, faults and malicious acts on the part of workers or technicians; (iii) tearing apart on account of centrifugal force; (iv) overloading, over voltage, electronic line contact, arcing, leakage of electricity, short-circuit, atmospheric, inductive electricity and other electric phenomena; or (v) any other events except to the extent specifically excluded.

11

G.	Miscellaneous

1.	Investment Agreement, dated August 22, 2004, between the Company and the Administrative Commission of Nanjing Jiangning Economic & Technology Development Zone

2.	State-owned Land Use Right Grant Contract, dated February 16, 2006, between the NJPV and Jiangning Division of Nanjing Land and Resources Bureau

Section 8.4

1.	Guarantee Agreement, dated November 23, 2004, between the CEEG and Nanjing City Commercial Bank

2.	Irrevocable Guarantee, dated March 2, 2005, from the CEEG to the Nanjing Branch of China Merchants Bank

3.	Irrevocable Guarantee, dated July 14, 2005, from the CEEG to the Nanjing Branch of China Merchants Bank

4.	Guarantee Agreement with Maximum Amount, dated February 23, 2005, between the CEEG and the Nanjing Branch of CITIC Industrial Bank

5.	Guarantee Agreement, dated January 6, 2006, between the CEEG and the Nanjing Branch of China CITIC Bank

6.	Guarantee Agreement, dated August 2, 2005, between the CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

7.	Guarantee Agreement, dated October 24, 2005, between the CEEG and the Jiangsu Branch of China Construction Bank

8.	Guarantee Agreement, dated October 31, 2005, between the CEEG and the Nanjing Branch of Bank of Communications

9.	Guarantee Agreement, dated October 31, 2005, between the CEEG and the Nanjing Branch of Bank of Communications

10.	Guarantee Agreement, dated October 31, 2005, between Jiangsu CEEG Power Transmission and Distribution Equipment Co., Ltd. and the Nanjing Branch of Bank of Communications

12

11.	Guarantee Agreement, dated October 31, 2005, between Jiangsu CEEG Power Transmission and Distribution Equipment Co., Ltd. and the Nanjing Branch of Bank of Communications

12.	Guarantee Agreement, dated February 23, 2006, between CEEG and the Nanjing Branch of China CITIC Bank

13.	Guarantee Agreement, dated March 23, 2006, between CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

14.	Guarantee Agreement, dated June 5, 2006, between CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

15.	Loan Agreement, dated March 8, 2006, by and between NJPV and the BVI Subsidiary regarding a US$10 million loan to be made to NJPV

16.	Irrevocable Guarantee, dated July 24, 2006, from CEEG to the Nanjing Branch of China Merchants Bank

17.	Guarantee Agreement, dated July 27, 2006, between CEEG and the Nanjing Yuhuatai Sub-branch of Agricultural Bank of China

18.	Guarantee Agreement, dated July 28, 2006, between CEEG and the Nanjing Yuhuatai Sub-branch of Agricultural Bank of China

19.	Guarantee Agreement, dated July 28, 2006, between CEEG and the Nanjing Hanfu Branch of Industrial and Commerce Bank of China

20.	Guarantee Agreement, dated August 1, 2006, between CEEG and the Nanjing Yuhuatai Sub-branch of Agricultural Bank of China

21.	Product Sales Contract, dated August 17, 2006, between NJPV and Nanjing Zhong Dian International Trade Co., Ltd.

In addition, NJPV has made loans to CEEG and/or CEEG’s subsidiaries, all of which are reflected in the 2005 Accounts (as defined in the Subscription Agreement) and other financial statements provided to the Investor in accordance with the Subscription Agreement.

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EXHIBIT E

FORM OF CEEG UNDERTAKING

September   , 2006

To:

1.	China Sunergy Co., Ltd.
2.	OZ Master Fund, Ltd.
3.	OZ Asia Master Fund, Ltd.
4.	OZ Global Special Investments Master Fund, L.P.
5.	Credit Suisse Private Equity Partners Asia, L.P.

(1 is refer to as the “Company”, 2-5 are individually or collectively referred to as the “Investors”, and all the above are collectively referred to as “you”.)

To whom it may concern:

The deed of understanding is made in accordance with the Series C share subscription agreement (hereinafter referred to as “Subscription Agreement”) entered into by and among you and the controlling shareholder of China Electrical Equipment Group Co., Ltd. (hereinafter referred to as the “Covenantor”) on September 17, 2006. The terms used by the deed of understanding shall have the same meaning defined in the Subscription Agreement unless otherwise specified in the deed.

Whereas, as stipulated in the Subscription Agreement, the Covenantor presents the deed of understanding to you constitutes one of the premises that the Investor purchases Series C preference stock from the Company.

Whereas the Covenantor is the related party of the Company and CEEG (Nanjing) PV-Tech Co., Ltd. (“Nanjing PV-Tech”) and acknowledges the development of the Company and Nanjing PV-Tech is in line with its interests and hopes to promote the development and operation of Nanjing PV-Tech.

The Covenantor and the Company (the actual signatory is the Company’s wholly owned subsidiary in the British Virgin Islands), Nanjing PV-Tech and the investors of Series B preference stock have signed an undertaking on May 4, 2006 (“Series B Undertaking”). In the Series B Undertaking, the Convenantor made a series of covenants in order to facilitate the investors of Series B preference stock to subscribe for the Company’s Series B preference stock. Now, to ensure your rights and interests, the Covenantor hereby unconditionally and irrevocably to you in a way similar to Series B Undertaking as follows:

1.	After the closing date of Series C preference stock (i.e., September , 2006), the Covenantor shall continuously and constantly provide Nanjing PV-Tech with full-amount warranty or guarantees in other forms for any and all commercial bank loan (“Bank Loan”) and line of credit (“Line of Credit”) balance on the closing date of Series C preference stock, and take any and all necessary measures to prevent the total bank loan and line of credit balance of Nanjing PV-Tech from reducing. The parties hereto acknowledges hereby that the above mentioned bank loan balance is RMB [•] and the line of credit balance is [•].

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2.	The Covenantor shall undertake that the terms and conditions for the bank loan and line of credit obtained by Nanjing PV-Tech after the closing date of Series C preference stock under the above Clause 1 shall not be less favorable than the terms and conditions for the loan and line of credit the banks of the same type stipulate for the closing date of Series C preference stock unless otherwise stipulated by the laws or the regulations or policies of the People’s Bank of China.

3.	In case of any expense, liabilities, obligations, compensation or loss incurred by you due to, resulting from or relating to the breach of the deed by any Covenantor, the Covenantor shall compensate you for the expenses, liabilities, obligations, compensation or loss mentioned above and indemnify you against any losses.

4.	The deed of undertaking shall come into force on the day it is signed by the Covenantor to you. It is legally binding or effective upon the Covenantor. The deed shall be in effect for one year after the closing date of Series B preference stock (i.e., till May 3, 2007).

5.	The deed of undertaking shall be governed and construed by the laws of the People’s Republic of China.

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Covenantor:

For and on behalf of

China Electric Equipment Group Co., Ltd.

/s/ Tingxiu Lu
Name:
Title:

Confirmed and accepted

For and on behalf of

CHINA SUNERGY CO., LTD.

/s/ Tingxiu Lu
Name:
Title:

For and on behalf of

CEEG (Nanjing) PV-Tech Co., Ltd.

/s/ Tingxiu Lu
Name:
Title:

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For and on behalf of

OZ MASTER FUND, LTD.

/s/ Joel M. Frank
Name:
Title:

For and on behalf of

OZ ASIA MASTER FUND, LTD.

/s/ Joel M. Frank
Name:
Title:

For and on behalf of

OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

/s/ Joel M. Frank
Name:
Title:

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For and on behalf of

CREDIT SUISSE PRIVATE EQUITY PARTNERS ASIA, L.P.

/s/ Heath Zarin
Name:
Title:

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